Exhibit 10-2

INDEPENDENT SYSTEM OPERATOR

AGREEMENT

ISO AGREEMENT

            AGREEMENT made as of the       day of                  1999, by and among CENTRAL HUDSON GAS & ELECTRIC CORPORATION ("Central Hudson"), CONSOLIDATED EDISON COMPANY OF NEW YORK, INC. ("Con Edison"), NEW YORK STATE ELECTRIC & GAS CORPORATION ("NYSEG"), NIAGARA MOHAWK POWER CORPORATION ("NMPC"), ORANGE AND ROCKLAND UTILITIES, INC. ("O&R") and ROCHESTER GAS AND ELECTRIC CORPORATION ("RG&E"), all corporations organized under the laws of the State of New York, and POWER AUTHORITY OF THE STATE OF NEW YORK ("NYPA") and LIPA, corporate municipal instrumentalities of the State of New York (collectively the "Incorporating Parties") and all subsequent signatories to this Agreement;

W I T N E S S E T H:

            WHEREAS, the Incorporating Parties, other than NYPA, established the New York Power Pool ("NYPP") by agreement made as of the 21st day of July, 1966, and NYPA subsequently joined the NYPP on October 11, 1967; and

            WHEREAS, the Incorporating Parties are the current Member Systems of the NYPP under an agreement made as of the 16th day of July, 1991 ("NYPP Agreement"); and

            WHEREAS, on December 30, 1996, the Incorporating Parties filed a proposed amendment to the NYPP Agreement with the Commission to comply with Order Nos. 888 et seq.; and

            WHEREAS, the Incorporating Parties have invested in and operate the interconnected NYS Power System and intend that their customers and shareholders, as the case may be, reasonably benefit from its use; and

            WHEREAS, the Incorporating Parties believe and expect that through their initiatives, as well as those of Federal and State regulatory bodies, competition in the Wholesale Market will be enhanced in New York State; and

            WHEREAS, the Incorporating Parties desire to maintain the reliable operation of their electric systems and to provide a more efficient means whereby all interested parties can participate in the competitive Wholesale Market in New York; and

            WHEREAS, the Incorporating Parties have established and staffed facilities necessary to monitor the NYS Power System facility located near Albany, New York ("Control Center" ), for the principal purposes of:

    coordinating the operations of the Incorporating Parties insofar as they may affect the reliability of the NYS Power System;

    dispatching Energy requirements on an economic basis; and

    monitoring the internal and external operations of the NYS Power System to ensure the unimpaired overall security of bulk power supply at all times;

            and

            WHEREAS, the Incorporating Parties desire to create a New York Independent System Operator ("ISO") and the Incorporating Parties agree that the principal mission of the ISO shall be:

    to maintain the safety and short-term reliability of the NYS Power System in conformance with Reliability Rules promulgated by the New York State Reliability Council ("NYSRC") so as to maintain the integrity and reliability of the interconnected NYS Power System;

    to maintain the internal and external operations of the NYS Power System which may have an impact on the security of the interconnected NYS Power System in accordance with the terms of the ISO Agreement; and

    to comply with the Commission's ISO principles as stated in Order Nos. 888 et seq.;

                  and

            WHEREAS, the Incorporating Parties agree that the ISO shall:

    provide open access to the NYS Transmission System;

    provide non-discriminatory treatment for all Market Participants; and

    provide for meaningful involvement by Parties in the oversight of the NYS Transmission System in accordance with the provisions of this ISO Agreement.

            WHEREAS, the Incorporating Parties have contemporaneously created a NYSRC, with the principal mission of establishing and maintaining Reliability Rules, protocols, and standards for use by the ISO; and

            WHEREAS, the Incorporating Parties agree that a competitive Wholesale Market can be operated in a reliable and efficient fashion most effectively by the ISO, the Power Exchanges, and other Market Participants; and

            WHEREAS, nothing in the ISO Agreement is intended to inhibit or prevent the further development of a competitive retail electric market; and

            WHEREAS, the Incorporating Parties agree that the ISO should establish and operate an Open Access Same-Time Information System ("OASIS");

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the Incorporating Parties and all subsequent Parties do hereby agree with each other, for themselves and for their successors and assigns, to create and operate the ISO in accordance herewith.

ARTICLE  1:  DEFINITIONS

            Terms used in this Agreement will have the meaning set forth in this Article.

            1.1     Affiliate.

            With respect to a person or entity, any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust or unincorporated organization, directly or indirectly controlling, controlled by, or under common control with, such person or entity. The term "Control" shall have the meaning set forth in this Article.

            1.2     Ancillary Services.

            Services necessary to support the transmission of Energy from Generators to Loads, while maintaining reliable operation of the NYS Power System in accordance with Good Utility Practice and Reliability Rules. Ancillary Services include Scheduling, System Control and Dispatch Service; Reactive Supply and Voltage Support Services (or "Voltage Support Service"); Regulation and Frequency Response Service (or "Regulation Service"); Energy Imbalance Service; Operating Reserve Service; and Black Start Capability.

            1.3     Annual Transmission Revenue Requirement.

            The total annual cost for each Transmission Owner (other than LIPA) to provide transmission service subject to review and acceptance by the Commission.

            1.4     Automatic Generation Control ("AGC").

            The automatic regulation of the power output of electric Generators within a prescribed range in response to a change in system frequency, or tie-line loading, to maintain system frequency or scheduled interchange with other areas within predetermined limits.

            1.5     Bid.

            Offer to purchase and/or sell Energy, Transmission Congestion Contracts and/or Ancillary Services at a specified price that is duly submitted to the ISO pursuant to ISO Procedures.

            1.6     Bid Price.

            The price at which the Supplier offering the Bid is prepared to provide the product or service, or the buyer offering the Bid is willing to pay to receive such product or service.

            1.7     Bilateral Transaction.

            A Transaction between two or more parties for the purchase and/or sale of Capacity, Energy, and/or Ancillary Services other than those in the ISO Administered Markets.

            1.8     Capability Period.

            Six (6) month periods which are established as follows: (1) from May 1 through October 31 of each year ("Summer Capability Period"); and (2) from November 1 of each year through April 30 of the following year ("Winter Capability Period"); or such other periods as may be determined by the Operating Committee of the ISO. A Summer Capability Period followed by a Winter Capability Period shall be referred to as a "Capability Year." Each Capability Period shall consist of On-Peak and Off-Peak periods.

            1.9     Capacity.

            The capability to generate or transmit electrical power, measured in megawatts ("MW").

            1.10    Code of Conduct.

            The rules, procedures and restrictions concerning the conduct of ISO Directors and employees contained in Attachment F to the ISO Open Access Transmission Tariff.

            1.11    Commercial Consumer.

            An End-Use Consumer that takes service under a Transmission Owner's commercial rate classification or is eligible to do so but takes service under a special contract.

            1.12    Commission ("FERC").

            The Federal Energy Regulatory Commission, or any successor agency.

            1.13     Committee.

            The Management Committee, the Business Issues Committee or the Operating Committee of the ISO, as the context may require.

            1.14    Completed Application.

            An Application that satisfies all of the information and other requirements of an ISO Tariff.

            1.15    Confidential Information.

            Information and/or data that has been designated by an entity taking service under an ISO Tariff to be proprietary and confidential, provided that such designation is consistent with ISO Procedures and the applicable ISO Tariff, including the ISO Code of Conduct.

            1.16    Congestion.

            A characteristic of the transmission system produced by a constraint on the optimum economic operation of the power system, such that the marginal price of Energy to serve the next increment of Load, exclusive of losses, at different locations on the transmission system is unequal.

            1.17    Congestion Rent.

            The opportunity costs of transmission Constraints on the NYS Transmission System. Congestion Rents are collected by the ISO from Loads through its facilitation of the LBMP Market Transactions and the collection of Transmission Usage Charges from Bilateral Transactions, and paid to Primary Holders.

            1.18     Control.

            The possession, directly or indirectly, of the power to direct the management or policies of a person or an entity. A voting interest of ten percent or more shall create a rebuttable presumption of control. There is a rebuttable presumption that an entity controls another entity if, either directly or indirectly:  (i) an entity has ten percent or more of the ownership interest of another entity; or (ii) an entity has the ability to exercise ten percent or more of the voting interests of another entity.

            1.19     Control Area.

            An electric power system or combination of electric power systems to which a common automatic generation control scheme is applied in order to: (1) match, at all times, the power output of the Generators within the electric power system(s), and capacity and energy purchased from entities outside the electric power system(s), with the Load within the electric power system(s); (2) maintain scheduled interchange with other Control Areas, within the limits of Good Utility Practice; (3) maintain the frequency of the electric power system(s) within reasonable limits in accordance with Good Utility Practice; and (4) provide sufficient generating capacity to maintain operating reserves in accordance with Good Utility Practice.

            1.20    Control Area Services.

            Services provided by the ISO under the ISO Services Tariff related to the ISO's responsibilities as the Control Area operator for the NYCA.

            1.21    Cooperatively Owned Electric System.

            A cooperatively owned electric system that owns or controls distribution facilities and provides electric service in accordance with the Rural Electric Corporation Law, and is located within the New York Control Area.

            1.22    Curtailment or Curtail.

            A reduction in Firm or Non-Firm Transmission Service in response to a transmission capacity shortage as a result of system reliability conditions.

            1.23    Customer.

            An entity taking services under the ISO Services Tariff.

            1.24    Day-Ahead.

            Nominally, the twenty-four (24) hour period directly preceding the Dispatch Day, except when this period may be extended by the ISO to accommodate weekends and holidays.

            1.25    Day-Ahead Market.

            The ISO Administered Market in which Capacity, Energy and/or Ancillary Services are scheduled and sold Day-Ahead consisting of the Day-Ahead scheduling process, price calculations and Settlements.

            1.26    Direct Sale.

            The sale of TCCs directly to a buyer by the Primary Owner through a non-discriminatory auditable sale conducted on the ISO's OASIS, in compliance with the requirements and restrictions set forth in Commission Order Nos. 888 et seq. and 889 et seq.

            1.27    Dispatch Day.

            The twenty-four (24) hour period commencing at the beginning of each day (0000 hour).

            1.28    Dispute Resolution Administrator ("DRA").

            An individual hired by the ISO to administer the Dispute Resolution Process established in the ISO Tariffs and ISO Agreement.

            1.29    Dispute Resolution Process ("DRP").

            The procedures:  (1) described in the ISO Tariffs and ISO Agreement that are used to resolve disputes between Market Participants and the ISO involving services provided under the ISO Tariffs (excluding applications for rate changes or other changes to the ISO Tariffs or rules relating to such services); and (2) described in the ISO/NYSRC Agreement that are used to resolve disputes between the ISO and NYSRC involving the implementation and/or application of the Reliability Rules.

            1.30    Emergency.

            Any abnormal system condition that requires immediate automatic or manual action to prevent or limit loss of transmission facilities or Generators that could adversely affect the reliability of an electric system.

            1.31    End-Use Consumer.

            A Party that is (i) a Large Consumer, (ii) a Small Consumer, (iii) a not-for-profit organization that represents Small Consumers, (iv) a governmental agency that advocates on behalf of Small Consumers, or (v) a governmental agency that acts as a retail Load aggregator primarily for Small Consumers; provided, however that an End-Use Consumer may not be an Affiliate of a Transmission Owner, Generator, Other Supplier, Public Power Party or Environmental Party regardless of where located.

            1.32    Energy ("MWh").

            A quantity of electricity that is bid, produced, purchased, consumed, sold, or transmitted over a period of time, and measured or calculated in megawatt hours.

            1.33    Energy Service Company ("ESCO").

            A Load Serving Entity (other than an entity supplying its own Load), a retail load aggregator or a provider of comprehensive energy services, serving customers in New York State.

            1.34    Environmental Party.

            An environmental organization that is certified by the ISO Board as a non-Market Participant and is a Party to the ISO Agreement.

            1.35    Existing Transmission Agreement ("ETA").

            An agreement between two or more Transmission Owners, or between a Transmission Owner and another entity, that was executed and was in effect on the date that the ISO commenced operations, including amendments and superseding issues thereof (including service agreements) under individual Transmission Owners open access tariffs (provided that the Points of Injection ("POI" ) and Points of Withdrawal ("POW") and contract amounts do not change). Existing Transmission Agreements are either Transmission Wheeling Agreements or Transmission Facility Agreements, and are listed in the ISO OATT.

            1.36    External Transactions.

            Purchases, sales or exchanges of Energy, Capacity or Ancillary Services for which either the Point of Injection ("POI" ) or Point of Withdrawal ("POW") or both are located outside the NYCA (i.e. Exports, Imports or Wheels Through).

            1.37    Federal Power Act ("FPA").

            The Federal Power Act, as may be amended from time-to-time (See, 16. U.S.C. Sections 796 et seq.).

            1.38    Generator.

            A facility that:

    is located in the NYCA, or

    is supplying capacity to the NYCA, or

    for the purposes of ISO governance, has filed an application for siting approval pursuant to Article X of the New York State Public Service Law, or other applicable law, which is deemed complete by the Article X Board or other such agency. An entity that qualifies under subsection (c) will retain its status until the entity's application is denied or withdrawn.

            1.39    Generator Owner.

            A Party that owns, or leases with rights equivalent to ownership, a Generator. Purchasing all or a portion of the output of a Generator shall not be sufficient to qualify a Party for participation in the Generation Owner sector for purposes of ISO governance.

            1.40    Good Utility Practice.

            Any of the practices, methods or acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to delineate acceptable practices, methods, or acts generally accepted in the region.

            1.41    Government Bonds.

            Tax-exempt bonds issued by the New York Power Authority pursuant to Section 103 and related provisions of the Internal Revenue Code, 26 U.S.C. Section 103.

            1.42    Independent System Operator ("ISO").

            The New York Independent System Operator, Inc., a not-for-profit corporation established pursuant to the ISO Agreement.

            1.43    Independent System Operator Agreement ("ISO Agreement" or                         "Agreement").

            The agreement that establishes the New York ISO.

            1.44    Independent System Operator/New York State Reliability Council Agreement                          ("ISO/NYSRC Agreement").

            The agreement between the ISO and the NYSRC governing the relationship between the two organizations.

            1.45    Independent System Operator/Transmission Owner Agreement ("ISO/TO                         Agreement").

            The agreement that establishes the terms and conditions under which the Transmission Owners transferred to the ISO Operational Control over designated transmission facilities.

            1.46    Industrial Consumer.

            An End-Use Consumer that takes service under a Transmission Owner's industrial rate classification or is eligible to do so but takes service pursuant to a special contract.

            1.47    Installed Capacity.

            A Generator or Load facility that complies with the requirements in the Reliability Rules and is capable of supplying and/or reducing the demand for Energy in the NYCA for the purpose of ensuring that sufficient Energy and Capacity are available to meet the Reliability Rules. The Installed Capacity requirement, established by the NYSRC, includes a margin of reserve in accordance with the Reliability Rules.

            1.48    Interconnection or Interconnection Points ("IP").

            The point(s) at which the NYCA connects with a distribution system or adjacent Control Area. The IP may be a single tie line or several tie lines that are operated in parallel.

            1.49    Interface.

            A defined set of transmission facilities that separate Load Zones and that separate the NYCA from adjacent Control Areas.

            1.50    Investor-Owned Transmission Owners.

            A Transmission Owner that is owned by private investors. At the present time these include: Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc., New York State Electric & Gas Corporation, Niagara Mohawk Power Corporation, Orange and Rockland Utilities, Inc., and Rochester Gas and Electric Corporation.

            1.51    ISO Administered Markets.

            The Day-Ahead Market and the Real-Time Market (collectively the LBMP Markets) and any other market administered by the ISO.

            1.52    ISO OATT.

            The ISO Open Access Transmission Tariff.

            1.53    ISO Procedures.

            The procedures adopted by the ISO in order to fulfill its responsibilities under the ISO OATT, the ISO Services Tariff and the ISO Related Agreement, and consistent with the Reliability Rules.

            1.54    ISO Related Agreements.

            Collectively, the ISO Agreement, the ISO/TO Agreement, the NYSRC Agreement and the ISO/NYSRC Agreement.

            1.55    ISO Services Tariff.

            The ISO Market Administration and Control Area Services Tariff.

            1.56    ISO Tariffs.

            The ISO OATT and the ISO Services Tariff, collectively.

            1.57    Large Consumer.

            An Industrial Consumer or a Commercial Consumer whose peak load in any month within the previous twelve months was two megawatts or more.

            1.58    LBMP Markets.

            A term that collectively refers to both the Real-Time Market and the Day-Ahead Market.

            1.59    LBMP Transition Period Payments ("LTPP").

            Fixed monthly payments, as detailed in Attachment K of the ISO OATT, made between or among the Investor-Owned Transmission Owners to mitigate transmission cost-shifting as the competitive market is introduced for Energy and transmission pricing.

            1.60    LIPA Tax-Exempt Bonds.

            Obligations of the Long Island Power Authority, the interest on which is not included in gross income under the Internal Revenue Code.

            1.61    Load.

            A term that refers to either a consumer of Energy or the amount of demand (MW) or Energy (MWh) consumed by certain customers.

            1.62    Load Serving Entity ("LSE").

            Any entity, including a Municipal Electric System and a Cooperatively Owned Electric System, authorized or required by law, regulatory authorization or requirement, agreement, or contractual obligation to supply Energy, Capacity and/or Ancillary Services to retail customers located within the NYCA, including an entity that takes service from the ISO to supply its own Load within the NYCA; provided, however, that such entity has obtained all governmental authorizations necessary to serve Load in the NYCA.

            1.63    Load Shedding.

            The systematic reduction of system demand by temporarily decreasing Load in response to a transmission system or area Capacity shortage, system instability, or voltage control considerations under the ISO OATT.

            1.64    Local Furnishing Bonds.

            Tax-exempt bonds issued by a Transmission Owner under an agreement between the Transmission Owner and the New York State Energy Research and Development Authority ("NYSERDA"), or its successor, or by a Transmission Owner itself, and pursuant to Section 142(f) of the Internal Revenue Code, 26 U.S.C. Section 142(f).

            1.65    Locality.

            A single LBMP Load Zone or set of adjacent LBMP Load Zones within one Transmission District within which a minimum level of Installed Capacity must be maintained.

            1.66    Local Reliability Rule.

            A Reliability Rule established by a Transmission Owner, and adopted by the NYSRC to meet specific reliability concerns in limited areas of the NYCA, including without limitation, special conditions and requirements applicable to nuclear plants and special requirements applicable to the New York City metropolitan area.

            1.67    Locational Based Marginal Pricing ("LBMP").

            A pricing methodology under which the price of Energy at each location in the NYS Transmission System is equivalent to the cost to supply the next increment of Load at that location (i.e., the short-run marginal cost). The short-run marginal cost takes generation Bid Prices and the physical aspects of the NYS Transmission System into account. The short-run marginal cost also considers the impact of Out-of-Merit Generation (as measured by its Bid Price) resulting from the Congestion and Marginal Losses occurring on the NYS Transmission System which are associated with supplying an increment of Load. The term LBMP also means the price of Energy bought or sold in the LBMP Markets at a specific location.

            1.68    Locational Installed Capacity Requirement.

            A determination by the ISO of that portion of the state-wide Installed Capacity requirement that must be electrically located within a Locality in order to ensure that sufficient Energy and Capacity are available in that Locality and that appropriate reliability criteria are met.

            1.69    Marginal Losses.

            The NYS Transmission System Real Power Losses associated with each additional MWh of consumption by Load, or each additional MWh transmitted under a Bilateral Transaction as measured at the Points of Withdrawal.

            1.70    Market Participant.

            An entity, excluding the ISO, that is a Transmission Customer under the ISO OATT, Customer under the ISO Services Tariff, Power Exchange, Transmission Owner, Primary Holder, LSE, or Supplier, and their designated agents. Market Participants also include entities buying or selling TCCs.

            1.71    Market Power Monitoring Program.

            The program approved by the Commission and implemented by the ISO that is intended to review and analyze data with respect to the possible exercise of market power in an ISO Administered Market.

            1.72    Market Services.

            Services provided by the ISO under the ISO Services Tariff related to the ISO Administered Markets for Energy, Capacity and Ancillary Services.

            1.73    Member Systems.

            The eight Transmission Owners that comprise the membership of the New York Power Pool.

            1.74    Modified Wheeling Agreement ("MWA").

            A Transmission Agreement in existence, as amended, between Transmission Owners, that is associated with existing Generators or power supply contracts, that will be modified effective upon LBMP implementation. The terms and conditions of the MWA will remain the same as the original agreement, except as noted in the ISO OATT.

            1.75    Municipal Electric System.

            A municipally owned electric system that owns or controls distribution facilities and provides electric service in accordance with the New York State General Municipal Law or Village Law, and is located within the New York Control Area. For the purposes of ISO governance, the Green Island Power Authority shall be considered a Municipal Electric System.

            1.76    NERC.

            The North American Electric Reliability Council.

            1.77    New York Control Area (" NYCA").

            The Control Area that is under the control of the ISO which includes transmission facilities listed in the ISO/TO Agreement Appendices A-1 and A-2, as amended from time-to-time, and Generation located outside the NYS Power System that is subject to protocols (e.g., telemetry signal biasing) which allow the ISO and other Control Area operator(s) to treat some or all of that Generation as though it were part of the NYS Power System.

            1.78    New York Power Pool ("NYPP")

            An organization established by agreement (the "New York Power Pool Agreement") made as of July 21, 1996, and amended as of July 16, 1991, by and among Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc., Long Island Lighting Company, New York State Electric & Gas Corporation, Niagara Mohawk Power Corporation, Orange and Rockland Utilities, Inc., Rochester Gas and Electric Corporation, and the Power Authority of the State of New York. LIPA became a Member of the NYPP on May 28, 1998 as a result of the acquisition of the Long Island Lighting Company by the Long Island Power Authority.

            1.79    New York State Reliability Council ("NYSRC").

            An organization established by agreement among the Member Systems to promote and maintain the reliability of the NYS Power System ( "NYSRC Agreement").

            1.80    Non-Market Participant.

            An organization that represents Small Consumers, an environmental organization, a governmental agency that advocates on behalf of Small Consumers, or a governmental agency that acts as a retail Load aggregator primarily for Small Consumers; provided that such organization is certified by the ISO Board pursuant to the provisions of Section 2.02 of the Agreement as eligible to participate in the governance of the ISO.

            1.81    Normal State.

            The condition that the NYS Power System is in when the Transmission Facilities Under ISO Operational Control are operated within the parameters listed for Normal State in the Reliability Rules. These parameters include, but are not limited to, thermal, voltage, stability, frequency, operating reserve and Pool Control Error limitations.

            1.82    NPCC.

            The Northeast Power Coordinating Council.

            1.83    NRC.

            The Nuclear Regulatory Commission, or any successor thereto.

            1.84    NYPA

            The Power Authority of the State of New York.

            1.85    NYPA Transmission Adjustment Charges ("NTAC").

            A surcharge on all Energy Transactions designed to recover the Annual Transmission Revenue Requirement of NYPA which cannot be recovered through its TSC, TCCs, or other transmission revenues, including, but not limited to, its ETA revenues. This charge will be assessed to all Load state-wide, as well as Transmission Customers in Wheels Through and Exports.

            1.86    NYS Power System.

            All facilities of the NYS Transmission System, and all those Generators located within the NYCA or outside the NYCA, some of which may be from time-to-time subject to operational control by the ISO.

            1.87    NYS Transmission System.

            The entire New York State electric transmission system, which includes:  (1) the Transmission Facilities Under ISO Operational Control; (2) the Transmission Facilities Requiring ISO Notification; and (3) all remaining transmission facilities within the NYCA.

            1.88    Off-Peak.

            The hours between 11 p.m. and 7:00 a.m., prevailing Eastern Time, Monday through Friday, and all day Saturday and Sunday, and NERC-defined holidays, or as otherwise decided by the ISO.

            1.89    On-Peak.

            The hours between 7 a.m. and 11 p.m. inclusive, prevailing Eastern Time, Monday through Friday, except for NERC-defined holidays, or as otherwise decided by the ISO.

            1.90    Open Access Same-Time Information System ("OASIS").

            The information system and standards of conduct contained in Part 37 of the Commission's regulations and all additional requirements implemented by subsequent Commission orders dealing with OASIS.

            1.91    Operating Capacity.

            Capacity that is readily converted to Energy and is measured in MW.

            1.92    Operating Reserves.

            Generating Capacity that is available to supply Energy, or Interruptible Load Resources that are available to Curtail Energy usage, in the event of contingency conditions which meet the requirements of the ISO. Operating Reserves include spinning reserves, ten-minute non-synchronized reserves, and thirty-minute reserves.

            1.93    Operational Control

            Directing the operation of the Transmission Facilities Under ISO Operational Control to maintain these facilities in a reliable state, as defined by the Reliability Rules. The ISO shall approve operational decisions concerning these facilities, made by each Transmission Owner before the Transmission Owner implements those decisions. In accordance with ISO Procedures, the ISO shall direct each Transmission Owner to take certain actions to restore the system to the Normal State. Operational Control includes security monitoring, adjustment of generation and transmission resources, coordination and approval of changes in transmission status for maintenance, determination of changes in transmission status for reliability, coordination with other Control Areas, voltage reductions and Load Shedding, except that each Transmission Owner continues to physically operate and maintain its facilities.

            1.94    Order Nos. 888 et seq.

            The Final Rule entitled Promoting Wholesale Competition Through Open Access Non-discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, issued by the Commission on April 24, 1996, in Docket Nos. RM95-8-000 and RM94-7-001, as modified on rehearing, or upon appeal. (See FERC Stats. & Regs. [Regs. Preambles January 1991- June 1996] Par. 31,036 (1996) ("Order No. 888"), on reh'g, III FERC Stats. & Regs. Par. 31,048 (1997) ("Order No. 888-A"), on reh'g, 81 FERC Par. 61,248 (1997) ("Order No. 888-B"), order on reh'g, 82 FERC Par. 61,046 (1998) ("Order No. 888-C") ("Order No. 888-C").

            1.95    Order Nos. 889 et. seq.

            The Final Rule entitled Open Access Same-Time Information System (formerly Real-Time Information Networks) and Standards of Conduct, issued by the Commission on April 24, 1996, in Docket No. RM95-9-000, as modified on rehearing, or upon appeal. (See FERC Stats. & Regs. [Regs. Preambles 1991-1996] Par. 31,035 (1996) ("Order No. 889"), on reh'g, III FERC Stats. & Regs. Par. 31,049 (1997) ("Order No. 889-A"), on reh'g, 81 FERC Par. 61,253 (1997) ("Order No. 889-B")).

            1.96    Other Supplier.

            A Party that is a seller, buyer, broker, aggregator, Power Exchange, ESCO or transmitter of capacity or energy in, from or through the New York Control Area, provided, however, that for the purposes of ISO governance a Municipal Electric System, a Cooperatively Owned Electric System and a governmental agency that acts as a retail Load aggregator shall not qualify as an Other Supplier.

            1.97    Out-of-Merit Generation.

            Generators producing at a different level of output than they would produce in a dispatch to meet Load which was not security constrained. Out-of-Merit Generation occurs to maintain system reliability or to provide Ancillary Services.

            1.98    Party.

            A signatory to one of the ISO Related Agreements, with respect to that agreement.

            1.99    Point(s) of Injection ("POI" or "Point of Receipt").

            The point(s) on the NYS Transmission System where Energy, Capacity and Ancillary Services will be made available to the ISO by the delivering party under the ISO OATT or the ISO Services Tariff. The Point(s) of Injection shall be specified in the Service Agreement.

            1.100   Point(s) of Withdrawal ("POW" or "Point of Delivery").

            The point(s) on the NYS Transmission System where Energy, Capacity and Ancillary Services will be made available to the receiving party under the ISO OATT or the ISO Services Tariff. The Point(s) of Withdrawal shall be specified in the Service Agreement.

            1.101   Pool Control Error ("PCE").

            The difference between the actual and scheduled interchange with other Control Areas, adjusted for frequency bias.

            1.102   Power Exchange ("PE").

            A commercial entity meeting the requirements for service under the ISO OATT or the ISO Services Tariff that facilitates the purchase and/or sale of Energy, Capacity and/or Ancillary Services in a New York Wholesale Market. A PE may transact with the ISO on its own behalf or as an agent for others.

            1.103   Power Flow.

            A simulation which determines the Energy flows on the NYS Transmission System and adjacent transmission systems.

            1.104   Primary Holder.

            A Primary Holder of each TCC is the Primary Owner of that TCC or the party that purchased that TCC at the close of the centralized TCC auction. With respect to each TCC, a Primary Holder must be:  (1) a Transmission Customer that has purchased the TCC in the centralized TCC auction, and that has not resold it in that same auction; (2) a Transmission Customer that has purchased the TCC in a Direct Sale and has not resold it through an auction or through a Direct Sale with another Transmission Customer; (3) the Primary Owner who has retained the TCC and did not sell it through the auction; or (4) the Primary Owners of the TCC that allocated the TCC to certain Transmission Customers or sold it in the Secondary Market or sold through a Direct Sale to an entity other than a Transmission Customer. The ISO shall settle Congestion Rents with the Primary Holder of each TCC.

            1.105   Primary Owner.

            The Primary Owner of each TCC is the Transmission Owner or other party that has acquired the TCC through conversion of rights under an existing Transmission Agreement or the Transmission Owner that acquired the TCC through the ISO's allocation of residual TCCs, in accordance with the provisions of the ISO OATT.

            1.106   PSC.

            The Public Service Commission of the State of New York or any successor agency thereto.

            1.107   Public Power Party.

            A State Public Power Authority, a Municipal Electric System or Cooperatively-Owned Electric System.

            1.108   Real-Time Market.

            The ISO Administered Market resulting from the operation of the Security Constrained Dispatch ("SCD").

            1.109   Reliability Rules.

            Those rules, standards, procedures and protocols developed and promulgated by the NYSRC, including Local Reliability Rules, in accordance with NERC, NPCC, FERC, PSC and NRC standards, rules and regulations and other criteria, and pursuant to the NYSRC Agreement.

            1.110   Residential Consumer.

            An End-Use Consumer that takes service under a Transmission Owner's residential rate classification.

            1.111   Safe Operations.

            Actions that avoid placing personnel and equipment in peril with regard to the safety of life and equipment damage.

            1.112   Security Constrained Dispatch ("SCD").

            The allocation of Load to Generators by the ISO through the operation of a computer algorithm which continuously calculates individual Generator loading at minimum Bid cost, balancing Load and scheduled interchange with Generation while meeting all Reliability Rules and Generator performance Constraints consistent with the terms of the ISO Services Tariff.

            1.113   Service Agreement.

            The agreement, in the form of Attachment A to the ISO OATT or the ISO Services Tariff, and any amendments or supplements thereto entered into by a Transmission Customer and the ISO for Transmission Service under the ISO OATT or between the ISO and a Customer for services under the ISO Services Tariff or any unexecuted Service Agreement, amendments or supplements thereto, that the ISO unilaterally files with the Commission.

            1.114   Settlement.

            The process of determining the charges to be paid to, or by, a Transmission Customer or a Customer to satisfy its obligations.

            1.115   Small Consumer

            A Residential Consumer, or an Industrial or Commercial Consumer whose peak Load did not equal or exceed two megawatts in any month within the previous twelve months. Industrial and Commercial Consumers with common ownership of fifty percent or more may aggregate their usage in order to qualify to participate in ISO governance as Large Consumers.

            1.116   State Public Power Authority.

            A public authority or corporate municipal instrumentality, including a subsidiary thereof, created by the State of New York under the Public Authorities Law that owns or operates generation or transmission and that is authorized to produce, transmit or distribute electricity for the benefit of the citizens of the entire State or for the citizens in two or more counties of the State.

            1.117   Strandable Costs.

            Prudent and verifiable expenditures and commitments made pursuant to a Transmission Owner's legal obligations that are currently recovered in the Transmission Owner's retail or wholesale rate that could become unrecoverable as a result of a restructuring of the electric utility industry and/or electricity market, or as a result of retail-turned-wholesale customers, or customers switching generation or transmission service suppliers.

            1.118   Stranded Investment Recovery Charge.

            A charge established by a Transmission Owner to recover Strandable Costs.

            1.119   Supplemental Resource Evaluation ("SRE").

            A determination of the least cost selection of additional generators, which are to be committed, to meet changed conditions that may cause the original system dispatch to be inadequate to meet load and/or reliability requirements.

            1.120   Supplier.

            A Party that is supplying the Capacity, Energy and/or associated Ancillary Services to be made available under the ISO OATT or the ISO Services Tariff, including Generators and Demand Side Resources that satisfy all applicable ISO requirements.

            1.121   TCC Market Clearing Price.

            The market clearing price for TCCs awarded in the centralized TCC auction is the price at which all TCCs between specific POIs and POWs in a specific stage of the auction are sold for the duration of the centralized TCC auction period.

            1.122   Third Party Transmission Wheeling Agreements ("Third Party TWAs").

            A Transmission Wheeling Agreement, as amended, between Transmission Owner or between a Transmission Owner and an entity that is not a Transmission Owner associated with the purchase (or sale) of Energy, Capacity, and/or Ancillary Services for the benefit of an entity that is not a Transmission Owner. These agreements are listed in Attachment L, Table 1.

            1.123   Transfer Capability.

            The measure of the ability of interconnected electrical system to reliably move or transfer power from one area to another over all transmission facilities (or paths) between those areas under specified system conditions.

            1.124   Transmission Congestion Contract ("TCC").

            The right to collect or obligation to pay Congestion Rents associated with a single MW of transmission between a specified POI and POW. TCCs are financial instruments that enable Energy buyers and sellers to hedge fluctuations in the price of transmission.

            1.125   Transmission Customer.

            Any entity (or its designated agent) that receives Transmission Service pursuant to a Service Agreement and the terms of the ISO OATT.

            1.126   Transmission District.

            The geographic area served by the Investor-Owned Transmission Owner and LIPA, as well as the customers directly interconnected with the transmission facilities of the Power Authority of the State of New York.

            1.127   Transmission Facilities Under ISO Operation Control.

            The transmission facilities of the Transmission Owners listed in Appendix A-1 of the ISO/TO Agreement, ("Listing of Transmission Facilities Under ISO Operational Control"), that are subject to the Operational Control of the ISO. This listing may be amended from time-to-time as specified in the ISO/TO Agreement.

            1.128   Transmission Facilities Requiring ISO Notification.

            The transmission facilities of the Transmission Owners listed in Appendix A-2 of the ISO/TO Agreement, "Listing of Transmission Facilities Requiring ISO Notification," whose status of operation must be provided to the ISO by the Transmission Owners (for the purposes stated in the ISO Tariffs, and in accordance with, the ISO Tariffs and ISO/TO Agreement) prior to the Transmission Owners making operational changes to the state of these facilities. This listing may be amended from time-to-time as specified in the ISO/TO Agreement.

            1.129   Transmission Facility Agreement.

            The agreements listed in Attachment L, Table 2 of the ISO Tariff governing the use of specific or designated transmission facilities pursuant to which the provider or owner of said transmission facilities charges all, or a portion, of the costs to install, own, operate, or maintain said transmission facilities, to the customer under the agreement. These agreements may or may not have provisions to provide Transmission Service utilizing said transmission facilities.

            1.130   Transmission Owner.

            An entity that owns, controls and operates facilities in New York State used for the transmission of Energy in interstate commerce. A Transmission Owner must own, individually or jointly, at least 100 circuit miles of 115 kV or above in New York State and has become a signatory to the ISO/TO Agreement.

            1.131   Transmission Service.

            Point-To-Point Network Integration or Retail Access Transmission Service provided under the ISO OATT.

            1.132   Transmission Service Charge ("TSC").

            A charge under the ISO OATT designed to ensure recovery of the embedded cost of a Transmission Owner's transmission system.

            1.133   Transmission System.

            The facilities operated by the ISO that are used to provide Transmission Services under the ISO OATT.

            1.134   Transmission Usage Charge ("TUC").

            Payments made by the Transmission Customer to cover the cost of Marginal Losses and, during periods of time when the transmission system is constrained, the marginal cost of Congestion. The TUC is equal to the product of: (1) the LBMP at the POW minus the LBMP at the POI (in $/MWh); and (2) the scheduled or delivered Energy (in MWh).

            1.135   Transmission Wheeling Agreement ("TWA").

            The agreements listed in Table 1 of Attachment L to the ISO OATT governing the use of specific or designated transmission facilities that are owned, controlled or operated by an entity for the transmission of electric Energy in interstate commerce.

            1.136   Wholesale Market.

            The sum of purchases and sales of Energy and Capacity for resale along with Ancillary Services needed to maintain reliability and power quality at the transmission level coordinated together through the ISO and Power Exchanges. A Party who purchases Energy, Capacity or Ancillary Services in the Wholesale Market to serve its own Load is considered to be a participant in the Wholesale Market.

ARTICLE  2:  SCOPE AND PARTIES

            2.01    Scope.

            The Incorporating Parties agree to create a New York State non-share, not-for-profit corporation known as the New York Independent System Operator, Inc. ("ISO").

            The ISO shall maintain the reliable, safe, and efficient operation of the NYS Power System (including adjustment of generation, and coordination of maintenance and outage schedules of certain Generators and transmission facilities), and the administration of the ISO Open Access Transmission Tariff (the "ISO OATT") and the ISO Market Administration and Control Area Services Tariff (the "ISO Services Tariff"), in accordance with the Reliability Rules and the terms of the ISO Related Agreements.

            The ISO will have Operational Control over those facilities listed in Appendix A-1 of the ISO/TO Agreement, in accordance with the terms of the ISO/TO Agreement. The Facilities Requiring ISO Notification are listed in Appendix A-2 of the ISO/TO Agreement.

            2.02    Parties to the ISO Agreement.

            All Incorporating Parties and any entity that meets the requirements for participation in any sector or subsector described in Sections 7.04 and 7.06 may become a Party to the ISO Agreement by signing the Agreement. A Party to this Agreement may participate in the governance of the ISO. There will be a $5,000 annual fee for each Party, except that: Small Consumers shall be subject to a reasonable fee established by the ISO Board; and not-for-profit organizations that are Environmental Parties and not-for-profit organizations that represent Small Consumers shall pay a $100 annual fee. The annual fees for Parties may be revised by the ISO Board with the concurrence of the Management Committee. Non-Market Participants also may become Parties to this Agreement and participate in the governance of the ISO. The ISO Board shall permit the following types of organizations or groups to participate in the governance of the ISO as Non-Market Participants:

            a)      Organizations that represent Small Consumers, including governmental agencies, with experience in electric utility regulatory or electricity-related matters in New York State, that in whole or in part advocate on behalf of Small Consumers in New York State, and governmental agencies that act as retail Load aggregators primarily for Small Consumers; provided that no such organization or agency may be an Affiliate of a Transmission Owner, a Generator, Other Supplier, Public Power Party or Environmental Party, regardless of where located.

            b)      Environmental Organizations that are non-profit corporations, partnerships, associations or other non-profit entities having the primary purpose of protecting the environment, with experience in electric utility regulatory or electricity-related matters in New York State; provided that no such entity may be an Affiliate of a Transmission Owner, Generator Owner, Other Supplier or Public Power Party, regardless of where located. An organization meeting the foregoing requirements shall not be excluded from the definition of an Environmental Organization if it also has a purpose of promoting energy conservation or the generation of electricity from renewable resources.

            The ISO Board shall certify that a Non-Market Participant organization or agency is eligible to be a Party to the ISO Agreement and participate in the ISO's governance.

ARTICLE  3:  EFFECTIVE DATE AND TERMINATION

            3.01    Term.

            This Agreement shall become effective upon the execution of this Agreement by the Incorporating Parties and on the latest of: (i) the date(s) the Commission approves, without condition or material modification:  (a) this ISO Agreement; (b) the NYSRC Agreement; (c) the ISO/NYSRC Agreement; (d) the ISO/TO Agreement; (e) the ISO OATT; and (f) the ISO Services Tariff; (ii) the date on which both the Commission and the PSC grant all necessary approvals to the Transmission Owners to transfer operational control of any facilities to the ISO or otherwise dispose of any of their property including, without limitation, any approvals required under Section 70 of the New York Public Service Law and Section 203 of the Federal Power Act; (iii) September 1, 1999; or (iv) such later date specified by the Commission.

            The implementation of the ISO is premised upon the Investor-Owned Transmission Owners and LIPA being provided a reasonable opportunity to recover prudent and verifiable expenditures and commitments made pursuant to their legal obligations.

            3.02    Termination and Withdrawal.

            After the fifth anniversary of the effective date of this Agreement, this Agreement may be terminated by a unanimous vote of the Incorporating Parties or their successors or assigns. If the Incorporating Parties vote to terminate this Agreement, they will file with the Commission and the PSC an explanation of their action and a proposal for an alternate plan for the safe, reliable and efficient operation of the NYS Transmission System.

            Except as otherwise provided in this Section 3.02, any Party may withdraw from this Agreement upon ninety (90) days prior written notice to the ISO Board. In the case of an Investor-Owned Transmission Owner, no further approval by the Commission is needed for such withdrawal from the ISO Agreement, if such Investor-Owned Transmission Owner has on file with the Commission its own open access transmission tariff. Any modification to this Article shall provide any Party with the right to withdraw from the Agreement pursuant to the unmodified provisions of this Article, within ninety (90) days of the effective date of such modification. If the tax-exempt status of LIPA's Tax Exempt Bonds are jeopardized by LIPA's participation in the ISO, LIPA may withdraw from this Agreement upon thirty (30) days prior written notice to the ISO Board; however, LIPA shall provide earlier notice whenever and as soon as it is reasonably practicable to do so. Any such notice shall contain an explanation in reasonably sufficient detail of the grounds for withdrawal. To the extent reasonably requested by LIPA, the ISO shall treat this explanation as confidential consistent with the ISO's confidentiality procedures.

            3.03    Survival.

            Any provision of this Agreement that expressly or by implication comes into or remains in force following the termination or expiration of this Agreement shall survive such termination or expiration. The surviving provisions shall include, but shall not be limited to:  (i) those provisions necessary to permit the orderly conclusion of transactions entered into prior to the decision to terminate this ISO Agreement; (ii) those provisions necessary to conduct final billing, collection, and accounting with respect to all matters arising hereunder; and (iii) the indemnification provisions as applicable to periods prior to such termination or expiration by a Party.

ARTICLE  4:  ORGANIZATIONAL STRUCTURE

            The ISO will be governed by a ten (10) person unaffiliated Board of Directors, as per Article 5 herein. The day-to-day operation of the ISO will be managed by a President, who will serve as an ex-officio member of the ISO Board, in accordance with Article 5 herein. There shall be a Management Committee as per Article 7 herein, which shall report to the ISO Board, and shall be comprised of all Parties to the Agreement. There shall be at least two additional standing committees, the Operating Committee, as provided for in Article 8, and the Business Issues Committee, as provided for in Article 9, both of which shall report to the Management Committee. A Dispute Resolution Process will be established and administered by the ISO Board in accordance with Article 10.

ARTICLE  5:  ISO BOARD OF DIRECTORS AND VOTING

            5.01    Composition Of The ISO Board And Voting.

            The ISO Board shall be comprised of ten (10) members (or " Directors" ), none of whom shall be affiliated with any Market Participant. Attendance or participation by proxy by six (6) Directors shall constitute a quorum. Each Director shall have one vote. An affirmative vote by six (6) Directors shall be required to pass a measure. Voting may be done in person or by proxy. A Director must be a natural person.

            A Director shall be deemed "affiliated" with a Market Participant or its Affiliate if:

    Such person or his or her spouse or minor children owns, controls, or holds with power to vote, securities of a Market Participant or any of its Affiliates; provided, however, (i) that each newly elected Director shall dispose of such securities in accordance with the terms of the ISO's Code of Conduct, (ii) if such person or his or her spouse or minor children owns, controls or holds with power to vote such securities as a result of an entity becoming a Market Participant, such person shall dispose of such securities in accordance with the terms of the ISO's Code of Conduct, and (iii) if such person or his or her spouse or minor children owns, controls or holds with power to vote such securities as a result of a gift, inheritance, distribution of marital property or other involuntary acquisition, such person shall dispose of such securities in accordance with the terms of the ISO's Code of Conduct;

    Such person or his or her spouse or minor children purchases securities of any Market Participant or any Affiliate of any Market Participant while such person is a Director;

    Such person is an officer, director, partner or employee of a Market Participant or any of its Affiliates;

    Such person (i) is a former executive officer of a Market Participant which Market Participant, together with its Affiliates, has three percent or more of the voting shares on the Management Committee or of any Affiliate of such Market Participant and (ii) is receiving continuing benefits under an existing employee benefit plan, arrangement or policy of such Market Participant or any of its Affiliates, except to the extent permitted under the ISO Code of Conduct; or

    Such person has a material ongoing business or professional relationship with a Market Participant or any of its Affiliates; provided, however, that such person shall not be deemed to have a material ongoing business relationship with a Market Participant or any of its Affiliates solely as a result of being served, as a customer, with electricity or gas by such Market Participant or its Affiliates.

            The term "securities" used above is defined in the ISO's Code of Conduct.

            5.02    Selection of the Nine Initial Directors

            The nine (9) initial members of the ISO Board shall be chosen by a Selection Committee. The Selection Committee will be comprised of eighteen (18) members chosen as follows:

    Eight (8) members will be selected by the eight (8) current Member Systems of the NYPP.

    Eight (8) members shall be selected from among interested Parties (the "Non-Utility Parties"). The selection of these eight members will be facilitated by a PSC Administrative Law Judge, with all Non-Utility Parties having an opportunity to participate. The eight members selected by the Non-Utility Parties shall consist of representatives of the following groups:  generators (2 members), consumer representatives (2 members), marketers (1 member), municipals systems (1 member), energy services companies (1 member), and public interest groups (1 member).

    Two (2) members will be staff members of the New York State Department of Public Service selected by the PSC.

            The Selection Committee shall choose the nine (9) initial Directors from a list of approximately one-hundred (100) candidates provided by a professional executive search firm retained by the Selection Committee. The nine (9) initial Directors shall possess a cross-section of skills and experience (such as, for purposes of illustration but not by way of mandate or limitation, FERC electric regulatory affairs, electric utility management, corporate finance, bulk power systems, human resources administration, power pool operations, public policy, consumer advocacy, environmental affairs, business management, law, and information systems) to ensure that the ISO has sufficient relevant knowledge and expertise to perform its obligations under this ISO Agreement. At least three (3) of the Directors shall have prior relevant experience in the electric industry. In addition, to ensure sensitivity to regional concerns, strong preference shall be given to electing members from New York to the extent that qualified candidates are available and such representation can be accomplished consistent with the ISO's conflict of interest policy and Code of Conduct and so long as it does not violate the requirements that Directors be unaffiliated.

            The Selection Committee will develop a process by which it will reduce the pool of qualified candidates to a smaller number, of approximately thirty-five (35) individuals, along with a separate process for the selection of the nine initial Directors from the smaller pool of thirty-five candidates. Approval by sixty-seven (67) percent of the members of the Selection Committee shall be required for appointment of a member of the ISO Board.

            5.03    The Selection Process For the President.

            The nine (9) initial Directors shall select a President of the ISO that shall also serve, ex-officio, as the tenth member of the Board. The nine (9) initial Directors shall hire a search firm to develop a pool of no fewer than ten (10) qualified candidates for the position of President. After interviewing all the candidates, the nine (9) initial Directors may request that the search firm provide them with additional candidates, if necessary. The method of narrowing the candidate pool and selecting the President shall be left to the nine (9) initial Directors. Prior to the selection of the President, the ISO Board shall submit the names of the candidates under consideration to the Selection Committee for its evaluation. The President shall have extensive experience and knowledge in the field of electric power systems. In considering candidates for President, the ISO Board also shall give substantial weight to significant managerial experience and knowledge and experience in electricity markets.

            5.04    Future ISO Board Vacancies.

            The ISO Board shall be self-perpetuating. Vacancies on the ISO Board shall be filled by the Directors then in office and new Directors shall be required to meet the same basic qualifications as the nine (9) initial Directors. The ISO Board shall always be comprised of at least three (3) Directors with prior relevant experience in the electric industry. The Management Committee shall assist the ISO Board in the filling of ISO Board vacancies. The Management Committee shall conduct a search for new Directors and provide the ISO Board with a list of at least three (3) qualified candidates for each vacancy. The ISO Board may seek candidates from other sources, including an executive search firm. The ISO Board shall provide the Management Committee with an opportunity to review the qualifications of candidates not forwarded to the ISO Board by the Management Committee and to comment on their qualifications prior to the selection of a new Director.

            5.05    Regulatory Approval.

            The process of selecting the individual ISO Directors shall be subject to Commission approval.

            5.06    The Chairperson of the Board.

            The Directors shall elect a Chairperson of the Board. The President shall not be eligible to serve as the Chairperson of the Board. The Chairperson shall serve a term of one (1) year and will be eligible for re-election.

            5.07    Board Review of Matters.

            The Board shall review and determine appeals from actions of the Management Committee. The Board may suspend an action by any ISO Committee pending appeal, if the Board determines that such action is warranted. The ISO Board also may review any matter, complaint, or Committee action on its own motion. The ISO Board shall establish procedures for reviewing such matters, Committee actions, or complaints, and for the suspension of Committee actions pending appeal. The ISO Board may delegate to one or more of its members the authority to suspend a Committee action pending appeal, subject to ratification by the ISO Board. This should include, but not be limited to, the ISO Board establishing procedures to assure prompt action on matters that are brought to it for action on an emergency or urgent basis.

            The ISO Board shall designate an ISO representative to each ISO Committee that shall serve as a non-voting Member of such Committee. Two years after the ISO commences operations, the ISO Board shall review the operations of the ISO committees, in consultation with the committees, and report its findings.

            5.08    Scope of Responsibilities of the ISO Board.

            The ISO Board will have ultimate responsibility for the operation of the ISO and the effective implementation of its basic responsibilities, including, but not limited to: the safe, reliable, and efficient operation of the NYS Power System; the provision of Transmission Service to all Transmission Customers on a non-discriminatory basis in accordance with the ISO OATT; the provision of Market Services and Control Area Services under the ISO Services Tariff, including the administration of the Day-Ahead unit commitment and real-time dispatch, the administration of centrally coordinated markets for Energy, Capacity and Ancillary Services and the administration of Installed Capacity requirements for LSEs. The ISO Board may appoint from time to time such employees and other agents as it deems necessary, each of which shall hold office at the pleasure of the ISO Board, receive such reasonable compensation and have such authority and perform such duties as the ISO Board may determine. The ISO Board will establish appropriate personnel, employment and salary policies for the day-to-day administration of the ISO. The ISO Board may establish committees and sub-committees as it sees fit, in addition to the committees described in Articles 7, 8, and 9 of this Agreement.

            The ISO Board also shall be responsible for the financial affairs of the corporation, including the ISO's capital and operating budgets. The ISO Board shall appoint an independent auditor. Audits may be performed at the request of the ISO Board, or at the request of a Party. If a Party requests an audit, the cost of such audit shall be borne by the requesting Party.

            The ISO Board shall have a fiduciary duty to faithfully execute the powers and responsibilities of the ISO and shall not represent or favor the interests of any entity.

            Upon request, the ISO Board shall make provisions for representatives of the Commission and the PSC to attend meetings of the ISO Board. The Commission and PSC representatives may participate, but not vote, in a meeting of the ISO Board.

            5.09    The President of the ISO.

            The President of the ISO, shall be responsible for the day to day operations of the ISO. The President shall be responsible for hiring and supervising the staff of the ISO. The President shall serve at the pleasure of the ISO Board and shall enter into a contract with the ISO Board detailing the terms of his/her employment, including salary terms and benefits. The President shall serve as an ex-officio director and shall not be a member of the Corporation.

            5.10    Removal of a Director For Cause.

            The ISO Board shall have the power to remove a Director from office for cause by an affirmative vote of seven (7) Directors, taken at a special meeting of the ISO Board. A Director or the Management Committee may propose the removal of a Director for cause. If the ISO Board fails to remove a Director after a petition by the Management Committee, the Management Committee may appeal to the Commission. Grounds for removal for cause include, but are not limited to: failure to attend meetings, affiliation with a Market Participant, felony conviction, misappropriation of funds, sexual harassment, mental incapacity, and misconduct.

            5.11    Term and ISO Board Compensation.

            Except for the President, who serves as an ex-officio member of the ISO Board, Directors shall serve staggered four (4) year terms and may be reelected. The terms of the initial Directors shall be staggered, as determined by the Selection Committee. Except for the President, whose compensation shall be set forth in a separate contract, Directors shall be compensated by an annual retainer and meeting fees, and shall be reimbursed for their expenses. The retainer and meeting fees will initially be established by the Selection Committee. Any change in Directors' compensation will be subject to the ISO Board approval, after the Management Committee has had an opportunity to review and comment on any proposed change.

            5.12    Meetings.

            The ISO Board shall meet at least quarterly, and at such other times as the Chairperson may direct. Attendance at an ISO Board meeting by six (6) Directors shall constitute a quorum.

ARTICLE  6:  DUTIES OF THE ISO

            6.01    General.

            The ISO shall carry out and perform its duties consistent with the provisions of the ISO/TO Agreement, the ISO/NYSRC Agreement and the Reliability Rules, which include Local Reliability Rules, and Good Utility Practice.

            The ISO shall perform its functions on non-discriminatory terms and conditions and shall provide services under the ISO OATT and the ISO Services Tariff to all Market Participants impartially.

            The ISO shall exercise due diligence and care in coordinating the operation of the NYS Power System and in carrying out its other duties under this ISO Agreement.

            The ISO shall have a fiduciary responsibility to the Incorporating Parties to protect the transmission assets over which the ISO assumes control and/or direction and to protect the Incorporating Parties from any liability or potential liability that may arise from their ownership of such transmission assets.

            The ISO shall act as the NERC defined Control Area operator for the NYS Power System.

            The ISO shall interact with other Control Area operators as required to effect External Transactions pursuant to the ISO OATT and the ISO Services Tariff.

            The ISO will have responsibility for administering a Market Power Monitoring Program that is approved by the Commission, including hiring an outside market advisor and ensuring that the ISO compliance staff and the outside advisor have access to all necessary information.

            The ISO shall provide, to the extent permitted by law, that all policies and operations of ISO shall be developed and applied in a comparable manner so that the ISO makes available to all Market Participants the same non-Confidential Information at the same time, and all Market Participants are provided the same opportunity to participate in the purchase and sale of Capacity, Energy, and Ancillary Services in the Wholesale Market in the NYCA on a comparable and non-discriminatory basis.

            The ISO will prepare and file with the appropriate regulatory commission or commissions such agreements, operating procedures, and other procedures necessary to provide Transmission Service under the ISO OATT and to provide Market Services and Control Area Services under the ISO Services Tariff, and to maintain the reliable and efficient operation of the NYS Power System. These operating procedures and other procedures shall be consistent with the Reliability Rules and the terms of the ISO Agreement, the ISO/NYSRC Agreement and the ISO/TO Agreement. As a condition to receiving Transmission Service from the ISO, the ISO shall require a Transmission Customer to sign a Service Agreement with the ISO whereby the Transmission Customer agrees to comply with the ISO policies and procedures and all other requirements of the ISO OATT. As a condition to receiving Market Services and Control Area Services from the ISO, the ISO shall require a Market Participant to sign a Service Agreement with the ISO whereby the Market Participant agrees to comply with the ISO policies and procedures and all other requirements for services under the ISO Services Tariff.

            The ISO shall develop, maintain and promulgate operating and billing procedures as necessary to carry out its responsibilities under the ISO OATT, the ISO Services Tariff and the ISO Related Agreements. These procedures shall be consistent with the ISO's responsibilities under the ISO Related Agreements and the Reliability Rules adopted by the NYSRC. Except for those procedures modified or superseded by the ISO Tariffs or ISO Related Agreements, the operating procedures of the New York Power Pool will remain in effect under the ISO, unless and until modified or eliminated by the ISO, consistent with the provisions of the ISO Related Documents.

            The ISO shall diligently evaluate and enforce the creditworthiness standards of the ISO OATT and the ISO Services Tariff.

            The ISO shall provide local control center system operator training.

            The ISO shall facilitate and/or perform financial settlements and billing functions of Market Participants in accordance with the provisions of the ISO OATT and the ISO Services Tariff.

            The ISO shall conduct performance audits of Market Participants on a random basis and, if necessary, impose specific penalties, in accordance with Article 16, for failure to perform.

            To the extent practicable and subject to reasonable confidentiality requirements, the ISO shall make information concerning its operations available to Market Participants and to State and Federal regulatory agencies.

            The ISO shall establish procedures for the appointment of Members, other than those appointed by the Transmission Owners, to the Executive Committee of the NYSRC, as provided for in the NYSRC Agreement.

            6.02    Operation.

            The ISO shall maintain the safety and the short-term reliability of the NYS Power System, including the implementation of emergency procedures consistent with the Reliability Rules. The ISO shall exercise Operational Control over Transmission Facilities Under ISO Operational Control.

            The ISO OATT and the ISO Services Tariff will require those entities having a Service Agreement with the ISO to comply with the Reliability Rules and ISO Procedures regarding the reliability of the NYS Power System and to furnish data to the ISO as required.

            The ISO will require and obtain by contract or tariff sufficient control over Generators, transmission facilities, and other NYS Power System facilities necessary for the reliable and efficient operation of the NYS Power System.

            6.03    Transmission Service, Tariffs and the Wholesale Market.

            Subject to Articles 15 and 19 of this Agreement and the ISO/TO Agreement, the ISO shall provide Transmission Service and Ancillary Services over the NYS Transmission System in accordance with the ISO OATT, and shall provide Market Services and Control Area Services in accordance with the ISO Services Tariff.

            Subject to the terms of the ISO Agreement, and the ISO/TO Agreement, the ISO/NYSRC Agreement and the Reliability Rules, the ISO will administer the ISO OATT and the ISO Services Tariff and from time-to-time file with the Commission, as required, amendments to the ISO Tariffs in accordance with the provisions set forth in Article 19 of this Agreement.

            Consistent with the Reliability Rules, the ISO will operate a Day-Ahead Security Constrained Unit Commitment ("SCUC"), using Bid data furnished by Customers and other sources. The ISO shall implement a Security Constrained Dispatch ("SCD"), on the Dispatch Day to maintain reliability.

            6.04    Maintenance.

            The ISO shall coordinate planned outages and schedules for those Generators that are under contract to provide Installed Capacity to the NYS Power System.

            The ISO shall have the authority to approve or deny all requests for transmission outages on Transmission Facilities Under ISO Operational Control as defined in the ISO/TO Agreement and in accordance with the ISO OATT. The ISO shall be notified of the maintenance scheduled on Transmission Facilities Requiring ISO Notification, and shall advise the Transmission Owner of potential adverse reliability impacts in accordance with the ISO OATT.

            6.05    Capacity Requirements.

            The ISO shall establish the Locational Installed Capacity Requirements for New York State, consistent with the Reliability Rules, Local Reliability Rules, and the provisions of the ISO/NYSRC Agreement. In establishing Locational Installed Capacity Requirements, the ISO shall consider the availability of the NYS Transmission System to the extent necessary to maintain reliability.

            The ISO, through procedures adopted by the Operating Committee and consistent with the Reliability Rules, shall require that all LSEs entering into Service Agreements under the ISO Services Tariff maintain appropriate levels of Installed Capacity and Operating Capacity. In the case of Installed Capacity, the ISO shall determine the amount of Installed Capacity by location that is needed on an annual basis to meet all Reliability Rules, which includes Local Reliability Rules. In the event that a Party fails to meet its Installed or Operating Capacity requirement, the ISO shall impose the penalties set forth in the ISO Services Tariff.

            6.06    Code of Conduct.

            The ISO shall prepare and apply a Code of Conduct. The Code of Conduct, among other provisions, shall provide that any ISO employees and Directors are foreclosed from providing any information of commercial value supplied by a Party or Market Participant, to any other Party or any Market Participant or potential participant in commercial transactions involving the NYS Power System, except to the extent that such information flow is part of the ISO's routine responsibilities. Such information may, however, be provided to another employee or Director of the ISO if the information is needed for the normal execution of the other employee's or Director's duties. Confidential Information includes, without limitation, all information received from a Party or any Market Participant or potential participant with respect to price or other terms upon which such person or entity is willing to sell Capacity and/or Energy or other services. If such information is required to be divulged in compliance with an order of a court or regulatory authority having jurisdiction, or a subpoena, the ISO will seek to obtain an appropriate protective order from the court or regulatory authority. The ISO shall notify the Parties providing the Confidential Information when such an order or a subpoena is received from a court or regulatory authority and shall not be held liable by a Party for any losses, consequential or otherwise, resulting from the ISO divulging such Confidential Information pursuant to a subpoena or an order of a court or regulatory authority. The Code of Conduct will preclude any individual serving as a Director or as a member of an ISO committee from also serving as a representative of a member of the Executive Committee of the NYSRC.

            6.07    Planning and Transmission System Expansion.

            Consistent with the provisions of Article 18 of this Agreement, the ISO shall develop, maintain and promulgate a NYS Transmission System expansion and reliability assessment process to be performed in compliance with the Reliability Rules. This process shall include an annual compilation of a NYS Transmission Plan.

            The ISO shall collect and publish information regarding the amount and cost of historical transmission congestion to facilitate the decision-making process of Market Participants.

ARTICLE  7:  MANAGEMENT COMMITTEE

            7.01    Membership.

            There shall be a Management Committee comprised of each Party to the ISO Agreement.

            7.02    Scope of Responsibilities.

            The Management Committee shall have the following responsibilities:

    Supervision and review of the work of the other ISO committees;

    Review and determination of appeals from actions of the other committees, and the ability to suspend an action by another committee pending appeal if the Management Committee determines that such suspension is warranted;

    Development of procedures for the consideration and determination of requests for the stay of an action by another committee;

    Development of positions on ISO operations, policies, rules and procedures and provision of recommendations to the other committees and the Board;

    Preparation of the ISO capital and operating budgets for review and approval by the ISO Board; and

    Subject to Article 19, proposing changes to the ISO OATT, the ISO Services Tariff and this Agreement, reviewing and making recommendations with respect to tariff changes proposed by the ISO Board;

    Adoption of by-laws for the Management Committee and the review and approval of the by-laws of the other ISO committees and amendments thereto;

    Development of procedures and policies for all ISO Committees for the handling of confidential information; and

    Such other responsibilities and powers conferred on it by the ISO Board.

            Decisions by the Management Committee may be appealed to the ISO Board by any Party.

            7.03    Representation on the Management Committee.

            A Party may designate any person to represent the Party on the Management Committee. Such representative will serve until replaced by the Party by written notice or until the Party ceases to be a Party. To the extent practicable, provisions shall be made for Parties to attend and participate in meetings of the Management Committee through teleconference or other methods. In addition, with reasonable safeguards, provisions shall be made to permit Parties not physically present at a meeting to submit paper or electronic ballots and to vote by proxy.

            The ISO Board may assign a member of its staff to the Management Committee. The ISO staff member may participate in committee proceedings on a non-voting basis. The Management Committee also shall make provisions for attendance at Committee meetings by representatives of the Commission and the PSC. Such representatives may participate fully in committee proceedings on a non-voting basis. Any Party on the Management Committee and the ISO representative may appeal a Committee action to the ISO Board. An executive session of the Management Committee may be called at the discretion of the chairperson, or upon a vote of the members of the Committee representing fifty-eight (58) percent of the total votes cast.

            7.04    Sectors.

            Voting on the Management Committee shall be by sector. The Management Committee shall be comprised of five sectors: Generator Owners; Other Suppliers; Transmission Owners; End-Use Consumers; and Public Power/Environmental Parties. A Party must, within thirty (30) days of the commencement of ISO operations or within thirty (30) days of becoming a Party and thereafter not later than the thirtieth day of November of each year, advise the President of the ISO, in writing, of the sector in which the Party is qualified to participate. If a Party is qualified to participate in more than one sector, it shall advise the ISO President, in writing, of the sector in which it chooses to vote; provided, however, that an Investor-Owned Transmission Owner must participate in the Transmission Owners sector, and a State Public Power Authority qualified to participate in the Public Power/Environmental Party sector must participate in that sector.

            7.05    Affiliated Parties

            A Party, together with any Affiliate or Affiliates, may vote in only one sector and may cast only one (1) vote. If a Party and its Affiliate or Affiliates qualify to participate in more than one sector, the affiliated Parties must advise the ISO President in which sector their vote will be cast. A Party may split its vote within its chosen sector at its discretion. A Party and its Affiliates may participate in different sectors, provided they vote in only one sector.

            7.06    Voting

            The total votes on the Management Committee shall be allocated as follows: the Generator Owners sector shall be allocated twenty-one and one half (21.5) percent of the total votes; the Other Suppliers sector shall be allocated twenty one and one half (21.5) percent of the total votes; the Transmission Owners sector shall be allocated twenty (20) percent of the total votes; the End-Use Consumer sector shall be allocated twenty (20) percent of the total votes; and the Public Power/Environmental Parties sector shall be allocated seventeen (17) percent of the total votes. The voting by Parties within each sector shall be as described below.

                     (a)     Generator Owners Sector:   Each Party participating in the Generator Owners sector shall be entitled to cast one (1) vote. The 21.5 percent of the votes on the Management Committee allocated to the Generator Owners sector shall be split into an affirmative component based on the votes for the pending motion, and a negative component based on votes against the pending motion, in direct proportion to the votes cast for and against the motion, rounded to two decimal places.

                     (b)     Other Suppliers Sector:   Each Party participating in the Other Suppliers sector shall be entitled to cast one (1) vote. The 21.5 percent of the votes on the Management Committee allocated to the Other Suppliers sector shall be split into an affirmative component based on the votes for the pending motion, and a negative component based on votes against the pending motion, in direct proportion to the votes cast for and against the motion, rounded to two decimal places.

                     (c)     Transmission Owners Sector:   Each Party participating in the Transmission Owners sector shall be entitled to cast one (1) vote. The 20 percent of the votes on the Management Committee allocated to the Transmission Owners sector shall be split into an affirmation component based on the votes for the pending motion, and a negative component based on votes against the pending motion, in direct proportion to the votes cast for and against the motion, rounded to two decimal places.

                     (d)     End-Use Consumer Sector:   The twenty (20) percent of the votes on the Management Committee allocated to the End-Use Consumer sector shall be divided among the following three (3) subsectors: (1) the Large Consumers subsector; (2) the Small Consumers subsector, which shall include Small Consumers and not-for-profit organizations representing Small Consumers; and (3) the governmental agency subsector, which shall include governmental agencies that advocate primarily on behalf of Small Consumers and governmental agencies that act as retail Load aggregators primarily for Small Consumers. An ESCO, Municipal Electric System, Cooperatively Owned Electric System, Generator Owner, State Public Power Authority or Environmental Party may not participate in the End-Use Consumer sector.

            The allocation of voting shares among the subsectors shall be as follows:

                     (i)  Ten (10) percent of the total votes on the Management Committee shall be allocated to the Large Consumer subsector; and shall be allocated among Large Consumers using the following formula: seventy-five (75) percent of the subsector's voting share shall be allocated based on a Party's annual Energy usage for the preceding full calendar year; and twenty-five (25) percent of the subsector's voting share shall be allocated on a per capita basis. The votes of Parties in the Large Consumers subsector shall be split into an affirmative component based on the votes for the pending motion, and a negative component based on votes against the pending motion, in direct proportion to the votes cast for and against the motion, rounded to two decimal places.

                     (ii)  Five (5) percent of the total votes on the Management Committee shall be allocated to the Small Consumer subsector which shall include Small Consumers and not-for-profit organizations representing Small Consumers. Not-for-profit organizations that participate in this subsector must be certified by the ISO Board under Section 2.02. Each Party that is a Small Consumer or a not-for-profit organization representing Small Consumers shall be entitled to cast one (1) vote. The five (5) percent of the votes on the Management Committee allocated to Small Consumers and not-for-profit organizations representing Small Consumers shall be split into an affirmative component based on the votes for the pending motion, and a negative component based on votes against the pending motion, in direct proportion to the votes cast for and against the motion, rounded to two decimal places.

                     (iii)  Five (5) percent of the total votes on the Management Committee shall be allocated to the governmental agency subsector, which shall include governmental agencies that advocate primarily on behalf of Small Consumers and governmental agencies that act as retail Load aggregators primarily for Small Consumers. Governmental agencies that participate in this subsector must be certified by the ISO Board under Section 2.02. Within the governmental agency subsector, three (3) percent of the total votes on the Management Committee shall be exercised by the State-Wide Consumer Advocate selected by the ISO Board from among the governmental agencies that qualify as organizations that advocate primarily on behalf of Small Consumers. The ISO Board will select as the State-Wide Consumer Advocate the agency that it believes will best represent the interests of all classes of Small Consumers (including farms) throughout the State, giving due consideration to the demonstrated ability of the candidate agencies to provide sufficient resources to identify and to represent the interests of such consumers before federal, state and local governmental agencies, and to coordinate with other groups having similar interests. The remaining two (2) percent of the total votes on the Management Committee allocated to the governmental agency subsector shall be exercised by governmental agencies that advocate on behalf of Small Consumers, other than the agency selected as the State-Wide Consumer Advocate, and governmental agencies that act as retail Load aggregators primarily for Small Consumers.

                     (e)     Public Power/Environmental Parties Sector: The seventeen (17) percent of the votes on the Management Committee allocated to the Public Power/Environmental Parties sector shall be divided among the following three (3) subsectors: (1) the State Public Power Authorities subsector; (2) the Municipal Electric Systems and Cooperatively Owned Electric Systems subsector; and (3) the Environmental Parties subsector.

            The allocation of voting shares among the subsectors shall be as follows:

                     (i)     Eight (8) percent of the total votes on the Management Committee shall be allocated to the State Public Power Authorities subsector. Each Party in the State Public Power Authorities subsector shall be entitled to cast one (1) vote. The eight (8) percent of the votes on the Management Committee allocated to the State Public Power Authorities subsector shall be split into an affirmative component based on the votes for the pending motion, and a negative component based on votes against the pending motion, in direct proportion to the votes cast for and against the motion, rounded to two decimal places.

                     (ii)    Seven (7) percent of the total votes on the Management Committee shall be allocated to the Municipal Electric Systems and Cooperatively Owned Electric Systems subsector. Each Party in the Municipal Electric Systems and Cooperatively Owned Electric Systems subsector shall be entitled to cast one (1) vote. The seven percent of the votes on the Management Committee allocated to Municipal Electric Systems and Cooperatively Owned Electric Systems subsector shall be split into an affirmative component based on the votes for the pending motion, and a negative component based on votes against the pending motion, in direct proportion to the votes cast for and against the motion, rounded to two decimal places.

                     (iii)   Two (2) percent of the total votes on the Management Committee shall be allocated to the Environmental Parties subsector. Parties in this subsector must be environmental organizations that have been certified by the ISO Board under Section 2.02. Each Party in the Environmental Parties subsector shall be entitled to cast one (1) vote. The two percent of the votes on the Management Committee allocated to the Environmental Parties subsector shall be split into an affirmative component based on the votes for the pending motion, and a negative component based on votes against the pending motion, in direct proportion to the votes cast for and against the motion, rounded to two decimal places.

            7.07    Activation of Sectors and Subsectors

            In order for certain sectors and subsectors to exercise their right to vote on measures before the Management Committee they must be activated. The requirements with respect to the activation of a sector or subsector apply to each sector and subsector, except the following: the Transmission Owners sector, the State Public Power Authorities subsector of the Public Power/Environmental Parties sector, and the governmental agency subsector of the End-Use Consumer sector. The Transmission Owners sector, the State Public Power Authorities subsector and the governmental agency subsector shall always be active.

            Each sector and subsector that is subject to the activation criteria shall have a minimum of five (5) parties, excluding affiliates, to be activated and to vote on matters before the Management Committee.

            The voting share allocated to a sector that has not been activated shall be assigned in equal proportions to all active sectors and subsectors until the inactive sector is activated. Upon activation of an inactive sector, the activated sector shall be allocated a voting share pursuant to Section 7.06 of this Agreement. The voting share allocated to a subsector that has not been activated shall be allocated within the sector in which the subsector resides in accordance with the determination of the then members of the sector in which the subsector resides; provided, however, that the governmental agency subsector shall never exercise more than five (5) percent of the total votes on the Management Committee and the Environmental Parties subsector shall never exercise more than two (2) percent of the total votes on the Management Committee. Upon activation of an inactive subsector the activated subsector shall be allocated the vote percentage pursuant to Section 7.06 of this Agreement.

            7.08    Quorum

            The attendance, as provided for in Section 7.03, by a quorum of at least three (3) sectors shall constitute a quorum for action by the Management Committee. A quorum of a sector shall be five (5) members of a sector or fifty (50) percent of the Parties in a sector, whichever is less. Parties in a sector that has achieved a quorum, shall be entitled to cast the entire vote allocated to their sector. In a sector that is divided into subsectors, if there is a quorum for the sector the Parties in each subsector shall exercise the full voting share allocated to their subsector. If none of the Parties in a subsector vote, the voting share of the subsector in which no Parties vote shall be reallocated to the other subsectors of that sector on a proportional basis according to the relative voting weight of the subsectors; provided, however, that the governmental agency subsector shall never exercise more than five (5) percent of the total votes on the Management Committee and the Environmental Parties subsector shall never exercise more than two (2) percent of the total votes on the Management Committee.

            Parties in a sector that have not achieved a quorum shall be entitled to cast individual Party votes in accordance with the provisions of Section 7.09. No action may be taken by a sector unless a quorum of that sector is present, and no action may be taken by the Management Committee unless a quorum of the Management Committee is present. If a quorum of the Management Committee is not present, the Parties in attendance shall have the power to adjourn the meeting from time to time until a quorum is present.

            7.09    Voting in the Absence of a Quorum or When a Sector or Subsector is Inactive

            A Party may vote on a matter before the Management Committee in the absence of a quorum of the sector to which the Party belongs. A Party also may vote on a matter if the sector or subsector to which the Party belongs has not been activated as provided in Section 7.07. In the absence of a quorum in a Party's sector, the Party's vote shall be counted and shall have a weight equal to the fraction 1/N times the voting share allocated to the Party's sector or subsector where N is the number of Parties in the sector or subsector. In the event a Party's sector or subsector is inactive, the Party's vote shall be counted and shall have a weight equal to the fraction 1/ Nm times the voting share allocated to the Party's sector or subsector voting percentage where Nm is the number of Parties to the ISO Agreement.

            7.10    Committee Action

            a)   All matters to be acted on by the Management Committee shall be brought up for a vote or approval in the form of a motion, which must be seconded. Only one motion may be pending at one time.

            b)   The sum of affirmative votes necessary to pass the pending motion shall be fifty-eight (58) percent of the total votes cast by the Parties pursuant to the rules set forth in Section 7.06, including all votes cast by individual Parties in sectors or subsectors that have not become active or that have failed to achieve a quorum, as provided for in Section 7.09;

            c)   Parties not in attendance at a meeting, as provided for in Section 7.03, or abstaining shall not have their unexercised votes counted as affirmative or negative votes.

            7.11    Committee Procedures

            The following procedures shall apply to the Management Committee:

    The Committee shall have a chairperson, vice-chairperson and secretary, each elected by the committee for a one-year term. The chairperson and the vice-chairperson shall be from different sectors. Upon expiration of the one year term of the chairperson, the vice-chairperson shall become chairperson of the Committee for the next succeeding one year term;

    Regular meetings of the Committee shall be held monthly, unless the Committee determines that it should meet more frequently or less frequently. Special meetings may be called at the discretion of the chairperson, and shall be called by the chairperson at the request of the ISO Board or at the request of Parties representing a quorum of three (3) of the sectors listed in Section 7.04;

    Written notice of each meeting of the Committee shall be provided not less than seven (7) business days prior to the date of the meeting to each Party by facsimile transmission or electronic mail directed to the number or address designated by such Party. Each such notice shall include a full and complete agenda for the scheduled meeting;

    The agenda for each scheduled meeting of the committee shall include a specific list of items to be considered at the meeting, together with all relevant supporting documentation prepared or furnished by the officers of the Committee or the other proponents of a particular agenda item. No final committee action may be taken on a matter that was not specifically listed on the agenda;

    Any member of the Committee may request that additional or supplemental information or documentation be disseminated by ISO personnel and/or through ISO communications media, including, but not limited to, the ISO site on the world wide web. The ISO shall cooperate with the Committee regarding dissemination of information prior to any meeting; and

    Any action taken by the Committee at any meeting shall not become effective until thirty (30) days after the Committee has acted. Prompt notice of Committee actions shall be provided to each Party to this Agreement by facsimile transmission or electronic mail directed to the number or address designated by such Party.

            7.12    Committee By-Laws

            The Management Committee shall adopt by-laws, which shall contain items (a) through (f) of Section 7.11 hereof. The by-laws of the Committee shall not be amended, modified, revised, revoked or repealed except by action of the Management Committee.

            7.13    Appeals to Management Committee; Stay Review Subcommittee

                       (a)     The Management Committee shall review and determine appeals taken from actions of the Operating Committee, the Business Issues Committee and any other committee or subcommittee subject to supervision by the Management Committee. Any party may appeal an action of such a committee or subcommittee to the Management Committee by filing a written notice of appeal with the chairman of the Management Committee within ten (10) business days following the provision of notice to the Parties of the action appealed from. The written notice shall set forth in concise detail the name of the Party or Parties appealing the action, a description of the action appealed from and the grounds for the appeal. The Management Committee shall review and determine any such appeal at the next regular or special meeting of the Management Committee, to the extent practicable, or as soon thereafter as possible. The Party appealing shall be available to appear at such meeting and shall be prepared to support its appeal. The foregoing appeals procedures shall be subject to review and revision by the Management Committee.

                       (b)     There shall be a subcommittee of the Management Committee empowered to review and determine requests for the stay of an action taken by the Operating Committee, the Business Issues Committee or any other committee or subcommittee subject to supervision by the Management Committee (the "Stay Review Subcommittee"). The Stay Review Subcommittee shall consist of five (5) members, each designated by a different voting sector of the Management Committee and each of whom shall serve a one year term, subject to reelection. The members of the Stay Review Subcommittee shall elect a chairperson. The chair shall rotate among all five sectors on an annual basis. The Stay Review Subcommittee shall review and determine each request for a stay as soon as possible, but in no event later than ten (10) business days following the filing of such request. Each request for a stay shall be filed in writing with the chairperson of the Stay Review Subcommittee, the chairperson of the committee from which the appeal is taken, the ISO Board and ISO staff. Any three (3) or more members of the Stay Review Subcommittee may grant a stay which would remain in effect until the appeal is determined, unless vacated by the Management Committee or ISO Board. The Stay Review Subcommittee shall grant a stay if it finds that (i) the requesting party would be irreparably harmed by the action appealed from, and (ii) the grant of such request would not irreparably harm any other Party. The Stay Review Subcommittee shall issue a written decision stating its determination and the grounds therefor, which decision shall be sent to all Parties.

                       (c)     In taking an appeal to the Management Committee, the appealing Party shall:

    File the appeal in writing with the Management Committee within ten (10) business days of the provision of notice to the Party of the action appealed from pursuant to Section 7.11(f);

    Set forth in concise terms the action appealed from and the grounds for appeal; and

    Be available (whether personally or through a designated representative) at the meeting of the Management Committee at which the appeal is to be heard and be prepared to present the appeal and respond to comments or questions by the Management Committee.

ARTICLE  8:  OPERATING COMMITTEE

            8.01    Scope of Responsibilities.

            The responsibilities of the Operating Committee shall be the following:

    Establishment of procedures related to the coordination of the operations of the NYS Power System;

    Establishment of procedures related to the safe and reliable operation of the NYS Power System;

    Ensuring that all ISO rules, procedures and practices are consistent with the Reliability Rules, and serving as liaison to the NYSRC;

    Oversight and coordination of operating and performance studies;

    Review and approval of operating limits;

    Establishment of procedures for coordinating the maintenance schedules for the NYS Power System in order to maintain system reliability;

    Determination of the minimum system Operating Reserves required to be available within the NYS Power System and establishing methods of allocating a portion thereof to responsible entities as minimum Operating Capacity. In determining Operating Reserve requirements, the committee shall take into consideration the locational capacity needs of New York State;

    Establishment of procedures for determining Operating Reserve requirements and, if experience or the results of studies indicate the desirability of change, recommending changes thereto to the Management Committee;

    Development of Locational Installed Capacity Requirements, consistent with the Reliability Rules, Local Reliability Rules, the ISO/TO Agreement and the ISO Agreement; and

    Establishment of by-laws, subject to approval by the Management Committee; and

    Any additional responsibilities assigned by the Management Committee.

            Procedures adopted by the Operating Committee will be implemented by the staff of the ISO unless suspended or overruled by the Management Committee or the Board. In carrying out its responsibilities, the Operating Committee shall seek input and recommendations from ISO staff.

            The responsibilities of the Operating Committee, and any subcommittee thereof, are subject to revision by the Management Committee. The Operating Committee shall adopt by-laws, subject to approval by the Management Committee. The committee by-laws shall include provisions for notice to all Parties of committee meetings, including an agenda, at least seven (7) days prior to a meeting and a requirement that no final committee action be taken on a matter that is not listed on the committee agenda.

            8.02    Planning.

            The Operating Committee shall implement the transmission system expansion process described in Article 18. The Operating Committee shall review and approve ISO staff assessments of proposed projects that impact transmission capability to confirm that those projects meet all applicable reliability criteria.

            The Operating Committee shall review and approve the NYS Transmission Plan prepared by the ISO staff and reliability assessments performed using such NYS Transmission Plan, to ensure conformance with the Reliability Rules.

            The Operating Committee shall review and approve illustrative NYS Transmission System expansion options developed by ISO staff in response to PSC requests.

            The Operating Committee, at the request of a Committee member, may review the adequacy of cost recovery mechanisms for transmission expansion.

            8.03    Representation, Sectors, Affiliated Parties, Voting, Quorum, Committee                         Action, Procedures, By-Laws and Appeals.

            The rules with respect to representation, sectors, Affiliated Parties, voting, quorum, committee action, procedures, by-laws and appeals for the Operating Committee shall be the same as those applicable to the Management Committee under Sections 7.03, 7.04, 7.05, 7.06, 7.07, 7.08, 7.09, 7.10, 7.11, 7.12 and 7.13.

ARTICLE  9:  BUSINESS ISSUES COMMITTEE

            9.01    Scope of Responsibilities.

            The responsibilities of the Business Issues Committee shall be the following:

    Establishment of procedures related to the efficient and non-discriminatory operation of electricity markets centrally coordinated by the ISO, including procedures related to bidding, Settlements and the calculation of market prices;

    Development of procedures related to the implementation of the commercial aspects associated with the procedures developed by the Operating Committee;

    Development of procedures related to the commercial aspects of the ISO's operations;

    Formation of uniform standards and procedures for the bidding, scheduling, and financial Settlement of bulk power transactions consistent with the Reliability Rules and with the provisions of the ISO Tariffs, the ISO/NYSRC Agreement, the ISO/TO Agreement, and this ISO Agreement;

    Establishment, subject to the review and approval or modification of the Management Committee, of policies and procedures related to the maintenance of sufficient working capital to fund the operations of the ISO, and the establishment of credit arrangements and accounts with financial and commercial institutions, including banks;

    Establishment of by-laws, subject to approval by the Management Committee; and

    Any additional responsibilities assigned by the Management Committee.

            Procedures adopted by the Business Issues Committee will be implemented by the staff of the ISO unless suspended or overruled by the Management Committee or ISO Board. In carrying out its responsibilities, the Business Issues Committee shall seek input and recommendations from ISO staff.

            The responsibilities of the Business Issues Committee are subject to revision by the Management Committee. The Business Issues Committee shall adopt by-laws, subject to approval by the Management Committee. The committee by-laws shall include provisions for notice to all Parties of committee meetings, including an agenda, at least seven (7) days prior to a meeting and a requirement that no final committee action be taken on a matter that is not listed on the committee agenda.

            9.02    Representation, Sectors, Affiliated Parties, Voting, Quorum, Committee                         Action, Procedures By-Laws and Appeals.

            The rules with respect to sectors, Affiliated Parties, voting, quorum, committee action, procedures, by-laws and appeals for the Business Issues Committee shall be the same as those applicable to the Management Committee under Sections 7.03, 7.04, 7.05, 7.06, 7.07, 7.08. 7.09, 7.10, 7.11, 7.12 and 7.13.

ARTICLE  10:  DISPUTE RESOLUTION

            10.01   Overview.

            The ISO Board shall establish a Dispute Resolution Process ("DRP") and shall retain a Dispute Resolution Administrator ("DRA") to manage the DRP.

            In administering the DRP, the DRA shall be responsible for the following:

    maintaining lists of qualified arbitrators and mediators, and updating these lists annually;

    scheduling, administering, and facilitating the DRP;

    responding to written disputes in a timely manner consistent with the time limits specified in the ISO OATT and the ISO Services Tariff;

    determining whether written disputes are subject to non-binding mediation or arbitration;

    maintaining records of all dispute resolutions and making these records available for inspection subject to the rules of confidentiality described in the ISO Tariffs and this Agreement; and

    providing supervision of the dispute resolution processes and developing appropriate procedures which will further the fair and equitable resolution of disputes.

            The DRA shall establish and, from time to time, update a list of qualified arbitrators and mediators. Qualified arbitrators and mediators shall be knowledgeable in matters regarding the planning and operation of interconnected electric systems and in relevant regulatory policies and requirements. The list of arbitrators and mediators may be subdivided by the DRA into categories of disputes in which an arbitrator or mediator has expertise. The list of arbitrators and mediators can also include names supplied by the American Arbitration Association. The DRA may, from time to time, arrange for appropriate training for potential arbitrators and mediators.

            10.02   Submission of a Dispute.

            Any dispute between or among a Market Participant(s), a Customer, and/or the ISO involving transmission or other services under the ISO Tariffs shall be presented directly to a senior representative of each of the parties to the dispute for resolution on an informal basis as promptly as practicable.

            In the event the designated representatives are unable to resolve the dispute by mutual agreement, such dispute may be submitted to the DRA. The party submitting the matter to the DRA shall include a written statement describing the nature of the dispute and the issues to be resolved. Any subsequent mediation or arbitration process shall be limited to the issues presented for resolution.

            Within ten (10) days, the DRA shall decide whether the dispute should be referred to: (1) non-binding mediation; or (2) arbitration, and shall make such a referral.

            10.03   Referral of a Dispute To Mediation or Arbitration.

            The DRA may submit disputes to non-binding mediation where the subject matter of the dispute involves the proposed change or modification of an ISO procedure, rate, Service Agreement, or ISO Tariff provision. The DRA may submit disputes to arbitration which involve the interpretation or application of an ISO Procedure, rate, Service Agreement, or ISO Tariff provision. Both the mediator and the arbitrator shall have the authority to dismiss a dispute if:

    The dispute did not arise under the ISO Agreement or the ISO OATT or the ISO Services Tariff; or

    The claim is de minimis.

            10.04   Non-Binding Mediation.

            If the DRA refers the dispute to non-binding mediation, the following procedure will apply:

    The DRA shall have ten (10) days from the date of such referral to distribute a list of ten (10) qualified mediators to the disputing parties.

    Absent the express written consent of all disputing parties, no person shall be eligible for selection as mediator that is a past or present officer, employee or consultant to any of the disputing parties, or of any entity related to or affiliated with any of the disputing parties or has an interest in the matter to be mediated. Any individual designated as mediator shall make known to the disputing parties any such disqualifying relationship or interest and a new mediator shall be designated.

    If the disputing parties cannot agree upon a mediator, the disputing parties shall take turns striking names from a list supplied by the DRA with a disputing party chosen by lot striking the first name. The last remaining name shall be designated as the mediator. If that individual is unable or unwilling to serve, the individual last stricken from the list shall be designated and the process repeated until an individual is selected that is able and willing to serve.

    The disputing parties shall attempt in good faith to resolve their dispute in accordance with the schedule established by the mediator. In no event may the schedule extend beyond thirty (30) days from the date of appointment of the mediator.

    The mediator may require the disputing parties to:

    submit written statements of issues and positions;

    meet for discussions;

    provide expert testimony and exhibits; and

    comply with the mediation procedures designated by the DRA and/or the mediator.

    If the disputing parties have not resolved the dispute within thirty (30) days of the date the mediator was appointed, the mediator shall promptly provide the disputing parties and the DRA with a written, confidential, non-binding recommendation to resolve the dispute. The recommendation shall include an assessment by the mediator of the merits of the principal positions being advanced by each of the parties to the dispute.

    The parties to the dispute shall then meet in a good faith attempt to resolve the dispute in light of the mediator's recommendation. This recommendation shall be limited to resolving the specific issues presented for mediation.

    If the disputing parties are still unable to resolve the dispute:

    any dispute not involving the proposed change or modification of a ISO Procedure, rate, Service Agreement, or an ISO Tariff provision may be referred to the arbitration process described below; or

    any disputing party may resort to regulatory or judicial proceedings as provided under the ISO OATT or the ISO Services Tariff; and

    the recommendation of the mediator and any statement made by any party during the mediation process shall not be admissible for any purpose in any subsequent proceeding.

    Each party to the dispute will bear a pro rata share of the costs associated with the time, expenses, and other charges of the mediator. Each party shall bear its own costs, including attorney and expert fees.

            10.05   Arbitration.

            If the DRA or the mediator refers the dispute to binding arbitration, then the following procedure will apply:

    The DRA shall have ten (10) days from the date of such decision to distribute a list of qualified arbitrators to the disputing parties.

    Absent the express written consent of all disputing parties, no person shall be eligible for selection as an arbitrator that is a past or present officer, employee of or consultant to any of the disputing parties, or of an entity related to or affiliated with any of the disputing parties, or has an interest in the matter to be arbitrated. Any individual designated as an arbitrator shall make known to the disputing parties any such disqualifying relationship or interest and a new arbitrator shall be designated.

    If the disputing parties cannot agree upon an arbitrator, they shall take turns striking names from a list of ten qualified individuals supplied by the DRA with a party chosen by lot striking the first name. The last remaining name shall be designated as the arbitrator. If that individual is unable or unwilling to serve, the individual last stricken from the list shall be designated and the process repeated until an individual is selected that is able and willing to serve.

    The arbitrator shall have no power to modify or change any agreement, tariff or rule, or otherwise create any additional rights or obligations for any party. The scope of the arbitrator's decision shall be limited to the issues presented for arbitration.

    The arbitrator shall determine discovery procedures, intervention rights, how evidence shall be taken, what written submittals may be made, and other procedural matters, taking into account the complexity of the issues involved, the extent to which factual matters are disputed, and the extent to which the credibility of witnesses is relevant to a resolution. Each disputing party shall produce all evidence determined by the arbitrator to be relevant to the issues presented. To the extent such evidence involves proprietary or Confidential Information, the arbitrator may issue an appropriate protective order which shall be complied with by all disputing parties. The arbitrator may elect to resolve the arbitration matter solely on the basis of written evidence and arguments.

    The arbitrator shall consider all issues underlying the dispute, and shall take evidence submitted by the disputing parties in accordance with procedures established by the arbitrator and may request additional information including the opinion of recognized technical bodies or experts. Disputing parties shall be afforded a reasonable opportunity to rebut any such additional information.

    Absent an agreement to the contrary by all disputing parties, no person or entity that is not a party to the dispute shall be permitted to intervene.

    Within ninety (90) days of the appointment of the arbitrator, and after providing the Parties with an opportunity to be heard, the arbitrator shall render a written decision, including findings of fact and the legal basis for the decision. The arbitrator will follow the Commercial Arbitration Rules of the American Arbitration Association.

    Under the following circumstances, the decision of the arbitrator shall be final and binding on the parties:

    all parties agree that the decision will be binding; or

    the dispute involves a claim that a party owes another party a sum of money less than $500,000.

    If the arbitrator concludes that no proposed award is consistent with this ISO Agreement, the FPA and the Commission's then-applicable standards and policies, or would address all issues in dispute, the arbitrator shall develop a compromise solution consistent with the terms of this Agreement. A written decision explaining the basis for the award shall be provided by the arbitrator to the parties and the DRA. No award shall be deemed to be precedential in any other arbitration related to a different dispute.

    All costs associated with the time, expenses and other charges of the arbitrators shall be borne by the unsuccessful party. Each party shall bear its own costs, including attorney and expert fees.

    All arbitration decisions shall be filed with the Commission. Any arbitration decision that affects matters subject to the jurisdiction of the PSC under the New York State Public Service Law may be filed with the PSC.

    The judgment of the arbitrator may be entered on the award by any court in New York having jurisdiction. Within one (1) year of the arbitral decision, a party may request that the Commission or any other federal, state, regulatory or judicial authority (in the state of New York) having jurisdiction over such matter vacate, modify, or take such other action as may be appropriate with respect to any arbitration decision that is:

    based upon an error of law;

    contrary to the statutes, rules, or regulations administered by such authority;

    violative of the Federal Arbitration Act or Administrative Dispute Resolution Act;

    based on conduct by an arbitrator that is violative of the Federal Arbitration Act or Administrative Dispute Resolution Act; or

    involves a dispute in excess of $500,000.

    Nothing in this Article shall restrict the rights of any party to file a complaint or a rate, tariff, or other contract change with the Commission under the relevant provisions of the Federal Power Act.

    No arbitrator shall render an Award which requires the transmission of electricity under circumstances where the Commission is precluded from ordering Transmission Services pursuant to FPA Section 212(h).

ARTICLE  11:  RELATIONSHIP OF THE ISO AND MARKET PARTICIPANTS

            11.01   Service Agreements.

            Consistent with the terms of the ISO OATT and the ISO Services Tariff, the ISO will enter into non-discriminatory Service Agreements with all Customers, Market Participants and Transmission Customers seeking to obtain Eligible Service or other ISO services on the NYS Power System.

            11.02   Scheduling Transactions and Invoicing.

            Except for Transmission Service on the Northport-Norwalk intertie, the parties seeking service under the ISO Tariffs will submit schedules to the ISO and schedule transactions with and through the ISO. LIPA will be the only party authorized to submit schedules to the ISO for Transmission Service on the Northport-Norwalk intertie. The ISO will render invoices and Settlement information to the various parties consistent with the provisions of the ISO OATT and the ISO Services Tariff. All parties seeking Transmission Service into and out of the Long Island Transmission District shall obtain pre-approval from LIPA before scheduling transactions with and through the ISO. LIPA shall electronically certify to the ISO pre-approved customers and transactions. If a party or transaction is not so pre-approved and certified by LIPA and the party submits a schedule for such a transaction to the ISO, the ISO shall reject the schedule and advise such party that it must obtain LIPA approval.

ARTICLE  12:  RELATIONSHIP BETWEEN THE ISO AND THE NYSRC

            12.01   Compliance with Reliability Rules.

            The Incorporating Parties have separately created an NYSRC, which shall establish, and monitor the compliance with its Reliability Rules.

            12.02   Implementation of Reliability Rules.

            The ISO shall implement the Reliability Rules and shall cooperate with the Transmission Owners with respect to those Reliability Rules implemented by the Transmission Owners. The ISO shall maintain the safety and short-term reliability of the NYS Power System in accordance with the Reliability Rules and in accordance with the ISO/NYSRC Agreement and the ISO/TO Agreement.

            12.03   Audit.

            The ISO shall allow the NYSRC to review and audit the ISO's compliance with the Reliability Rules. Upon a request from the NYSRC, the ISO will provide sufficient information and data to the NYSRC to demonstrate that the ISO is in compliance with the Reliability Rules.

            12.04   Disputes.

            Disputes between the ISO and the NYSRC with respect to the implementation or terms of a Reliability Rule or a Local Reliability Rule shall be resolved in accordance with the ISO/NYSRC Agreement.

ARTICLE  13:  OASIS AND OTHER NOTIFICATION REQUIREMENTS

            The ISO shall establish and operate an OASIS which shall be available to all Market Participants at a reasonable cost. The ISO shall satisfy regulatory requirements to make information available to all Market Participants on a same-time, non-discriminatory basis subject to any regulatory waiver. Additionally, network models, or the results of certain studies, may be required from time to time to be available for download by Market Participants.

            Market Participants will be required to communicate all information to the ISO that is necessary for the ISO to dispatch their resource or Load using the OASIS. As part of the OASIS, the ISO shall establish and operate an exchange mechanism using an electronic technology to process the bids.

ARTICLE  14:  SALE OF TRANSMISSION CONGESTION CONTRACTS

            14.01   Primary Sales.

            Transmission Congestion Contracts ("TCCs") shall be sold in the primary market by either a centralized auction process or directly by the individual Transmission Owners in a non-discriminatory manner.

            14.02   Secondary Sales.

            TCCs may be offered, resold, and assigned on a secondary market, either in their entirety or subdivided.

            14.03   Auction Bids.

            The TCC auction bids will be made in accordance with the ISO OATT.

            14.04   Market Clearing Prices.

            Each winning bidder in the auction shall pay the Market Clearing Price for the TCCs. The total revenues received from the sale of TCCs, the Market Clearing Prices, and the entities awarded TCCs shall be posted on OASIS.

            14.05   Revenues Remitted.

            Any and all revenue received from the sale of a TCC shall be remitted to the Primary Owner of the TCC or the owner of the applicable transmission assets.

ARTICLE  15:  TAX-EXEMPT FINANCING

            15.01   Tax-Exempt Financing Pursuant to Section 142(f) of IRC.

            Except for Section 15.05, this Article is applicable only to Transmission Owners that have financed facilities for the local furnishing of electricity as described in Section 142(f) of the Internal Revenue Code ("Local Furnishing Bond"). Notwithstanding any other provision of the ISO Agreement or an ISO Tariff, neither the ISO nor a Transmission Owner shall be required to provide Transmission Service or any other service to any Customer pursuant to an ISO Tariff if the provision of such Transmission Service or other service would result in the loss of tax-exempt status of any Local Furnishing Bonds used to finance the Transmission Owner's facilities.

            Notwithstanding any other provision of this Agreement, no Transmission Owner shall be required to accept or consent to any request, recommendation, or decision, including, without limitation, a recommendation or a decision of an Arbitrator, or to build any facilities or to take any action, including, without limitation, the providing of Transmission Service or any other service, or to enter into any agreement if, in the sole judgment of such Transmission Owner, such request, recommendation, decision, facilities, action, Transmission Service or agreement might reasonably be expected to result in litigation related to the tax-exempt status of the Local Furnishing Bonds or any other tax-exempt debt obligation, or might reasonably be construed to adversely affect or bring into question the tax-exempt status of interest on bonds or other obligations issued by or for the benefit of such Transmission Owner, or adversely affect or bring into question the ability of such Transmission Owner to deduct interest payments or to access the benefits of tax-exempt financing in the future.

            15.02   Alternative Procedures for Requesting Transmission Service.

    If a Transmission Owner determines that the provision of Transmission Service to be provided under the ISO OATT would jeopardize the tax-exempt status of any Local Furnishing Bonds, the Transmission Owner shall advise the ISO within thirty (30) days of receipt of a Completed Application by an Customer requesting such service, or the date on which the ISO OATT becomes effective.

    If a Customer thereafter renews its request for the same Transmission Service referred to in (a) by tendering an application under Section 211 of the FPA, the Transmission Owner, within ten (10) days of receiving a copy of the Section 211 request, will waive its right to receive a request for service under Section 213(a) of the FPA. The Commission, upon receipt of the Transmission Owner's waiver of its right to a request for service under Section 213(a) of the FPA, shall issue an Order under Section 211 of the FPA. Upon issuance of the Order under Section 211 of the FPA, the ISO and the Transmission Owner shall be required to provide the requested Transmission Service in accordance with the terms and conditions of the ISO Tariff.

            15.03   Section 211 Order.

            The provision of Transmission Service under the ISO OATT shall also constitute the provision of Transmission Service pursuant to an Order by the Commission under Section 211 of the FPA with respect to the transmission of electricity on Con Edison's and LIPA's transmission systems.

            15.04   Tax-Exempt Financing Pursuant to Section 103 and related provisions of                          Internal Revenue Code.

            This provision is applicable only to NYPA which has financed transmission facilities with the proceeds of bonds issued pursuant to Section 103 and related provisions of the Internal Revenue Code ("Government Bonds"). Notwithstanding any other provision of the ISO OATT Tariff, neither the ISO nor NYPA shall be required to provide Transmission Service to any Market Participant pursuant to the ISO OATT if the provision of such Transmission Service would result in the loss of the tax-exempt status of any Government Bonds or impair NYPA's ability to issue future tax-exempt obligations.

            15.05   Responsibility of Costs Associated With Loss of Tax-Exempt Status.

            If, by virtue of an order issued by the Commission pursuant to Section 211 of the FPA, the ISO or a Transmission Owner is required to provide Transmission Service that would adversely affect the tax-exempt status of a Transmission Owner's Local Furnishing Bonds or any other tax-exempt debt obligations, then the Market Participant receiving such Transmission Service will compensate the Transmission Owner for all costs, if any, associated with the loss of tax-exempt status plus the normal costs of Transmission Service.

            15.06   Transmission Service Effects on Tax-Exempt Financing by LIPA

            This provision is applicable only to LIPA which has financed transmission facilities with the proceeds of LIPA's tax-exempt bonds issued pursuant to the Internal Revenue Code. Notwithstanding any other provisions of the ISO OATT or the ISO Services Tariff, neither the ISO nor the Transmission Owner shall be required to provide transmission service to any Customer pursuant to an ISO Tariff if the provisions of such Transmission Service would result in loss of tax-exempt status of any tax-exempt bonds or impair LIPA's ability to issue future tax exempt obligations. If, by virtue of an order issued by the Commission pursuant to Section 211 of the FPA, the ISO or a Transmission Owner is required to provide Transmission Service that would adversely affect the tax-exempt status of LIPA's tax-exempt bonds or any other tax-exempt debt obligations, then the Customer receiving such Transmission Service will compensate LIPA for all costs, if any, associated with the loss of tax-exempt status of LIPA's tax-exempt bonds on such other tax exempt obligations plus the normal costs of Transmission Service.

ARTICLE  16:  PENALTIES FOR NON-PERFORMANCE

            16.01   ISO Rights and Obligations.

            In the event that a Transmission Owner, Generator, marketer, or LSE should perform, or fail to perform, or fail to follow the ISO's instructions or orders in such a way as to violate a Reliability Rule, or otherwise to endanger the reliability of the NYS Power System, the ISO Board shall have the right and obligation to take appropriate action and assess appropriate penalties against the offending entity, as set forth below.

            16.02   ISO Actions and Penalties.

            The actions and/or penalties that may be assessed by the ISO shall be set forth in the ISO Tariffs and/or relevant contracts.

            16.03   Commission Filings.

            The ISO shall make a filing with the Commission as to the penalties that it may assess against any Market Participant or Party. The ISO may petition the Commission and/or any court of competent jurisdiction to enforce these sanctions.

            16.04   Dispute Resolution Process.

            Any Market Participant or Party upon which a penalty is imposed under this Article may treat it as a dispute and utilize the Dispute Resolution Process set forth in Article 10 of this Agreement.

ARTICLE  17:  FINANCIAL SETTLEMENTS

            17.01   Settlement Procedures.

            The ISO shall implement such Settlement and billing procedures as necessary to implement the provisions of the ISO Tariffs.

            17.02   Settlement Records and Bills.

            Settlement records will be maintained, prepared, and disseminated by ISO personnel. Within five (5) business days after the first day of each month, the ISO shall provide Settlement and billing information to customers who take service under an ISO Tariff consistent with the Settlement and billing provisions of the applicable Tariff. Bills for charges made under the ISO Tariffs shall be paid directly to the Party designated by the ISO, or into an account maintained by the ISO for such purposes by the first banking day common to all Parties after the nineteenth day of the month. Payments for bills related to Bilateral Transactions will be settled by the Parties to the transactions.

            17.03   Financial Obligations after Withdrawal and Termination.

            Any financial obligation incurred by a Party under this Article prior to withdrawal by the Party from this Agreement or prior to the termination of this Agreement pursuant to Article 3 herein shall remain due and owing subsequent to such withdrawal or termination. The ISO Board and the Party or Parties to which the obligation is owed retain all legal rights and authority to recover such amounts.

            17.04   Facilitation of Settlements.

            The ISO shall facilitate or perform (as required by the ISO OATT or the ISO Services Tariff) the Settlement of financial transactions between and among the various Customers and other Market Participants receiving or providing services pursuant to the ISO Tariffs, and the ISO. Settlements shall include, without limitation, the provision of necessary information to facilitate collection and disbursement of moneys associated with ISO Tariff charges and payments, payments to the Transmission Owners, payments related to the sale of TCCs, and charges associated with ISO operational costs. The ISO also shall facilitate the financial Settlement of any Congestion Rents.

            17.05   Transmission Owner Rights.

            Nothing in this Agreement shall affect the right of individual Transmission Owners to directly bill and collect the revenues associated with their individual TSCs .

ARTICLE  17A:  TRANSMISSION OWNERS RESERVED RIGHTS

            Notwithstanding any other provision of this Agreement, or any other agreement or amendment made in connection with the restructuring of the NYPP and establishment of the New York ISO, each Transmission Owner shall retain all of the rights set forth in this Article 17A; provided, however, that such rights shall be exercised in a manner consistent with the Transmission Owners' rights and obligations under the New York State Public Service Law, the Federal Power Act and the Commission's rules and regulations thereunder. This Article is not intended to reduce or limit any other rights of a Transmission Owner as a signatory to this Agreement or any of the ISO Related Agreements or under an ISO Tariff.

            17A.1

            Each Transmission Owner shall have the right at any time unilaterally to file pursuant to Section 205 of the Federal Power Act to change the ISO OATT or the ISO Agreement to the extent necessary: (a) to recover all reasonably incurred costs, plus a reasonable return on investment related to services under the ISO OATT and (b) to accommodate implementation of and changes to a Transmission Owner's retail access program.

            17A.2

            Nothing in this Agreement shall restrict any rights, to the extent such rights exist: (a) of Transmission Owners that are parties to a merger, acquisition or other restructuring transaction to make a filing under Section 205 of the Federal Power Act with, respect to the reallocation or redistribution of revenues among such Transmission Owners; or (b) of any Transmission Owner to terminate its participation in the New York ISO pursuant to Section 3.02 of this Agreement or Article 6 of the ISO/TO Agreement, notwithstanding any effect its withdrawal from the New York ISO may have on the distribution of transmission revenues among other Transmission Owners.

            17A.3

            Each Transmission Owner retains all rights that it otherwise has incident to its ownership of its assets, including, without limitation, its transmission facilities including, without limitation, the right to build, acquire, sell, merge, dispose of, retire, use as security, or otherwise transfer or convey all or any part of its assets, including, without limitation, the right, individually or collectively, to amend or terminate the Transmission Owner's relationship with the ISO in connection with the creation of an alternative arrangement for the ownership and/or operation of its transmission facilities on an unbundled basis (e.g., a transmission company), subject to necessary regulatory approvals and to any approvals required under applicable provisions of this Agreement.

            17A.4

            The obligation of any Transmission Owner to expand or modify its transmission facilities in accordance with the ISO OATT shall be subject to the Transmission Owner's right to recover, pursuant to appropriate financial arrangements contained in Commission-accepted tariffs or agreements, all reasonably incurred costs, plus a reasonable return on investment, associated with constructing and owning or financing such expansions or modifications to its facilities.

            17A.5

            Each Transmission Owner shall have the right to adopt and implement procedures it deems necessary to protect its electric facilities from physical damage or to prevent injury or damage to persons or property.

            17A.6

            Each Transmission Owner retains the right to take whatever actions it deems necessary to fulfill its obligations under local, state or federal law.

            17A.7

            Notwithstanding anything to the contrary in this Agreement, no amendment to any provision of this Article may be adopted without the agreement of the Transmission Owners.

            17A.8

            Except as expressly provided herein, nothing in this Agreement shall affect the rights of any Party under the Federal Power Act.

ARTICLE  18:  TRANSMISSION SYSTEM EXPANSION

            18.01   Transmission System Expansion

            The ISO will exercise the responsibilities with respect to transmission system expansion set forth in the ISO OATT. The ISO Operating Committee will have the primary role in the implementation of the ISO's transmission system expansion responsibilities. The ISO will not have the authority to order a Transmission Owner to construct new facilities or to modify existing facilities.

            18.02   Confirmation That Proposed Projects Meet Reliability Standards.

    Transmission projects proposed by Transmission Owners and projects proposed by other Market Participants, including generation, that impact Interface Transfer Capability, shall be submitted to the ISO Operating Committee to confirm that all applicable reliability criteria would be met.

    The ISO Operating Committee analysis will include identification of changes in Interface Transfer Capability resulting from the project and measures that might mitigate reduction in Transfer Capability.

    The ISO staff will prepare reports covering the above analyses, with Transmission Owner support and participation, for Operating Committee review and approval.

    Transmission Owners and municipal electric systems will evaluate the impact of transmission expansion proposals on local reliability.

            18.03   Compilation of a New York State Transmission Plan.

    The ISO will compile a consolidated New York State Transmission Plan (the "Plan") as described in the ISO OATT, which will be comprised of all transmission projects proposed by Transmission Owners, as well as projects proposed by other Market Participants, that are found to meet all applicable criteria and include appropriate Transfer Capability mitigation measures, and that have pending applications for construction permits or approvals.

    The Plan shall be compiled in coordination with the transmission systems of neighboring ISOs, Control Areas, and Canadian systems.

    The Plan shall conform with applicable NYSRC standards, in accordance with ISO Procedures detailed in ISO manuals.

    The Plan will be compiled by the ISO staff, with Transmission Owner support and participation, for Operating Committee review and approval.

            18.04   Assessment of the Overall Reliability of the New York State Transmission                         System.

    The ISO will conduct planning and reliability assessments of the NYS Transmission Plan in accordance with the Reliability Rules.

    The overall security and adequacy of the NYS Transmission System will be assessed to ensure conformance with NERC, NPCC, and NYSRC planning criteria.

    The ISO Operating Committee will participate in inter-regional studies and assessments to ensure the interconnected systems are planned and developed on a coordinated basis to preserve reliability.

    The ISO staff, with Transmission Owner support and participation, will prepare reliability assessments for Operating Committee review and approval.

            18.05   Preparation of Actual Congestion Information.

    The ISO, upon formation, will compile actual Power Flows and Congestion Cost information for all New York transmission Interfaces, including those with neighboring systems. This information will include histograms of hourly MW flows and congestion costs and total monthly Congestion Costs by Interface.

    The ISO staff will publish reports covering this information, subject to audits.

ARTICLE  19:  AMENDMENT OF THIS AGREEMENT AND THE ISO TARIFFS

            19.01   Modifications.

            Without waiving or limiting any rights of the Incorporating Parties under this Agreement, the ISO/TO Agreement or the ISO/NYSRC Agreement, the Parties agree that this Agreement, the ISO OATT, and the ISO Services Tariff may be modified only as follows: any proposed amendment to the ISO OATT, the ISO Services Tariff or the ISO Agreement must be submitted to both the ISO Management Committee and the ISO Board; if both the ISO Board and the ISO Management Committee agree to the proposed amendment, the ISO shall file the proposed amendment with the Commission pursuant to Section 205 of the FPA; provided however, that the foregoing provisions do not apply to any proposed amendment to the governance provisions of this Agreement set forth in Sections 7.03, 7.04, 7.05, 7.06, 7.07, 7.08, 7.09, 7.10, 7.11, 7.12 and 7.13. A proposed amendment of any of the provisions of the preceding Sections by the ISO or any Party must be filed pursuant to Section 206 of the FPA. If the ISO Board and the Management Committee do not agree on the proposed amendment, the proposed amendment may not be filed with the Commission pursuant to Section 205 of the FPA. Notwithstanding the foregoing, the ISO Board may submit to the Commission a proposed amendment to the ISO OATT, the ISO Services Tariff or the ISO Agreement under Section 205 of the FPA, without the concurrence of the Management Committee, under the following circumstances: the ISO Board certifies that (1) the proposed amendment is necessary to address exigent circumstances related to the reliability of the NYS Power System or to address exigent circumstances related to an ISO Administered Market; and (2) the urgency of the situation justifies a deviation from the normal ISO governance procedures. Any proposed amendment submitted unilaterally by the ISO shall contain an expiration date of no later than one hundred and twenty (120) days after it is filed with FERC and shall expire no later than one hundred twenty (120) days after it was filed with FERC, unless the Management Committee files with FERC a written concurrence with the proposed amendment within the one hundred and twenty (120) day period or FERC approves the proposed amendment under the just and reasonable standard under Section 206 of the FPA. The ISO Board shall have the authority to call a special meeting of the Management Committee to request its concurrence in a proposed amendment.

            19.02   FPA Section 206 Filings.

            Subject to Section 19.01, nothing in this Agreement shall be construed in any way as affecting the rights of any party to make a filing with the Commission pursuant to Section 206 of the Federal Power Act.

            19.03   Proposed Amendments.

            All proposed amendments to the ISO Agreement must be filed with the Commission.

ARTICLE  20:  ADDITIONAL CONDITIONS

            20.01   Recovery Under State-Approved Tariffs.

            Nothing in this ISO Agreement shall preclude any party from recovering under its PSC-approved or other lawfully established electric service tariffs the costs associated with the sale or delivery of electric Capacity or Energy to customers served under such tariffs.

            20.02   Recovery of Start-Up and Development Costs.

            As provided for in the ISO/TO Agreement, as soon as practicable, the ISO shall reimburse the Transmission Owners for all costs associated with the start-up and establishment of the ISO. Such costs shall include, but are not limited to, the costs associated with: the transfer of the current NYPP Energy Control Center buildings and facilities to the ISO start-up and development costs, including but not limited to software development and licensing costs, project development costs, and regulatory costs.

            20.03   Assumption of Existing Obligations.

            As provided for in the ISO/TO Agreement, the ISO shall assume all existing contractual and other obligations of the NYPP. If the ISO decides to take action to terminate any such contract or obligation, it will bear any costs related thereto. The ISO shall utilize the current facilities and equipment of the NYPP and retain NYPP employees to the greatest extent practicable.

ARTICLE  21:  REGULATORY JURISDICTION

            Subject to Section 19.01, nothing in this Agreement shall restrict the rights of the Parties to file a complaint with or submit any action to the Commission or any other appropriate regulatory authority under relevant provisions of the Federal Power Act or other relevant statutory provisions, nor shall anything in this Agreement affect the jurisdiction of the Commission or any other regulatory authority over matters arising under this Agreement.

ARTICLE  22:  ASSIGNMENT

            22.01   Limitations on Assignment.

            Except as specifically provided in Section 22.02 hereof, this Agreement may not be assigned or otherwise transferred by any of the Parties without the express prior written consent of the ISO Board which consent shall not be unreasonably withheld or delayed. Any person to which an assignment or transfer is made shall be required to demonstrate, to the reasonable satisfaction of the ISO Board, that it is capable of fulfilling the requirements of this Agreement, and such assignee shall pay all costs and expenses, including reasonable attorney fees, in connection with such assignment. Unless otherwise expressly provided in a written instrument approved by the ISO Board in connection with the consummation of such assignment or transfer, any such assignment or other transfer by a Party of any of its rights and obligations under this Agreement shall not release, or in any way modify, the assigning or transferring party's liability for the performance of its obligations hereunder.

            22.02   Assignment.

            Notwithstanding the provisions of Section 22.01 of this Agreement, the Parties hereby consent to the assignment of this Agreement by any Incorporating Party:

    to any entity or entities pursuant to a plan of restructuring approved by the PSC in conjunction or compliance with, or in furtherance of, the PSC restructuring as outlined in PSC Case No. 94-E-0952, and Opinion 96-12 issued in such proceeding or any related order; or

    to any entity or entities in connection with a merger, consolidation, reorganization, or other change in organizational structure of the assigning Incorporating Party provided that the surviving entity(ies) agree, in writing, to be bound by the terms of this Agreement.

ARTICLE  23:  INDEMNIFICATION

            23.01   Indemnification.

            The ISO shall indemnify, save harmless and defend a Transmission Owner including its directors, officers, employees, trustees, and agents, or each of them, from and against all claims, demands, losses, liabilities, judgments, damages (including, without limitation, any consequential, incidental, direct, special, indirect, exemplary or punitive damages and economic costs) and related costs and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by a Transmission Owner in any actions or proceedings between a Transmission Owner and another Transmission Owner, a third party, Market Participant, the ISO, or any other party) arising out of or related to the Transmission Owner's or the ISO's acts or omissions related in any way to the Transmission Owner's ownership or operation of its transmission facilities when such acts or omissions are either (1) pursuant to or consistent with ISO Procedures or direction; or (2) in any way related to the Transmission Owner's or the ISO's performance under the ISO OATT, except to the extent that a Transmission Owner is found liable for negligence or intentional misconduct, and under the ISO Services Tariff, the ISO/TO Agreement, the NYSRC Agreement, the ISO/NYSRC Agreement, or this Agreement, except to the extent a Transmission Owner is found liable for gross negligence or intentional misconduct.

            23.02   Survival.

            The provisions of this Article 23 shall survive the termination of this ISO Agreement.

ARTICLE  24:  CLAIMS BY EMPLOYEES AND INSURANCE

            The ISO shall be solely responsible for and shall bear all of the costs of claims by its own employees, contractors, or agents arising under and covered by, any workers' compensation law. The ISO shall furnish, at its sole expense, such insurance coverage and such evidence thereof, or evidence of self-insurance, as is reasonably necessary to meet its obligations under this Agreement.

            Additionally, the ISO will procure insurance or other alternative risk financing arrangements sufficient to cover the risks associated with the ISO carrying out its obligations, including the obligation to indemnify the Transmission Owners. The ISO shall provide the Transmission Owners with the details of such insurance and shall have them named as additional insureds to the extent of their insurable interests.

ARTICLE  25:  LIMITATION OF LIABILITY

            25.01   Limitation of Liability of ISO.

            For the purpose of this Section, the term Market Participant shall not include a Transmission Owner with respect to acts or omissions related in any way to the Transmission Owner's ownership or operation of its transmission facilities when such acts or omissions are either (1) pursuant to or consistent with ISO Procedures or direction; or (2) in any way related to the Transmission Owner's or the ISO's performance under the ISO OATT, the ISO Services Tariff, the ISO/TO Agreement, the ISO/NYSRC Agreement or this Agreement. Subject to the provisions of Article 23, the ISO shall not be liable (whether based on contract, indemnification, warranty, tort, strict liability or otherwise) to any Market Participant or any third party for any damages whatsoever, including without limitation, direct, incidental, consequential, punitive, special, exemplary or indirect damages resulting from any act or omission in any way associated with this Agreement, except in the event that the ISO is found liable for gross negligence or intentional misconduct, in which case the ISO will not be liable for any incidental, consequential, punitive, special, exemplary, or indirect damages; provided, however, that the liability of the ISO related services provided under the ISO OATT shall be governed by the provisions of the ISO OATT.

            25.02   Limitations of Liability of Transmission Owners.

            A Transmission Owner shall not be liable (whether based on contract, indemnification, warranty, tort, strict liability or otherwise) to the ISO, any Market Participant, any third party, or any other Party, for any damages whatsoever, including without limitation, direct, incidental, consequential, punitive, special, exemplary or indirect damages resulting from any act or omission in any way associated with this Agreement, except to the extent that the Transmission Owner is found liable for gross negligence or intentional misconduct, in which case the Transmission Owner shall not be liable for any incidental, consequential, punitive, special, exemplary, or indirect damages; provided, however, that the liability of a Transmission Owner related to services provided under the ISO OATT shall be governed by the provisions of the ISO OATT.

ARTICLE  26:  OTHER PROVISIONS

            26.01   Governing Law; Jurisdiction.

            The interpretation and performance of this Agreement shall be in accordance with and shall be controlled by the laws of the State of New York as though this Agreement was made and performed entirely in New York. With respect to any claim or controversy arising from this Agreement or performance hereunder within the subject matter jurisdiction of the Federal or State Courts of the State of New York, the Parties consent to the exclusive jurisdiction and venue of said courts.

            26.02   Headings.

            The section headings herein are for convenience and reference only, and in no way define or limit the scope of this ISO Agreement or in any way affect its provisions. Whenever the terms hereto, hereunder, herein or hereof are used in this ISO Agreement, they shall be construed as referring to this entire ISO Agreement, rather than to any individual section, subsection, or sentence.

            26.03   Mutual Agreement.

            Nothing in this ISO Agreement is intended to limit the Parties' ability to mutually agree upon taking a course of action different than that provided for herein, provided that doing so will not adversely affect any other Parties' rights under this Agreement.

            26.04   No Third Party Rights.

            Nothing in this Agreement, express or implied, is intended to confer on any person, other than the Parties hereto, any rights or remedies under or by reason of this Agreement.

            26.05   Not Partners.

            Nothing contained in this Agreement shall be construed to make the Parties partners or joint venturers or to render any Party liable for the debts or obligations of any other Party.

            26.06   Waiver.

            Any waiver, at any time, of the rights of any Party as to any default on the part of any other Party or Parties to this Agreement, or as to any other matter arising hereunder, shall not be deemed a waiver as to any default or other matter subsequently occurring.

            26.07   Contract Supremacy.

            In the case of a conflict between the terms of this Agreement and the terms of the ISO/TO Agreement, the terms of the ISO/TO Agreement shall prevail. In the case of a conflict between the terms of this Agreement and the terms of ISO/NYSRC Agreement, the terms of the ISO/NYSRC Agreement shall prevail.

            26.08   Force Majeure.

            A Party shall not be considered to be in default or breach under this Agreement, and shall be excused from performance or liability for damages to any other party, if and to the extent it shall be delayed in or prevented from performing or carrying out any of the provisions of this Agreement, except the obligation to pay any amount when due, arising out of or from any act, omission, or circumstance occasioned by or in consequence of any act of God, labor disturbance, failure of contractors or suppliers of materials, act of the public enemy, war, invasion, insurrection, riot, fire, storm, flood, ice, explosion, breakage or accident to machinery or equipment or by any other cause or causes beyond such Party's reasonable control, including any curtailment, order, regulation or restriction imposed by governmental, military or lawfully established civilian authorities, or by the making of repairs necessitated by an emergency circumstance not limited to those listed above upon the property or equipment of the ISO or any party to the ISO Agreement. Nothing contained in this Article shall relieve any entity of the obligations to make payments when due hereunder or pursuant to a Service Agreement. Any party claiming a force majeure event shall use reasonable diligence to remove the condition that prevents performance, except the settlement of any labor disturbance shall be in the sole judgment of the affected party.

            26.09   Counterparts.

            This Agreement may be executed in counterparts.

________
1.    LIPA is a subsidiary of the Long Island Power Authority, a corporate municipal instrumentality of the State of New York.

            IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in its corporate name by its proper officers as of the date first written above.

CENTRAL HUDSON GAS & ELECTRIC CORPORATION

By:      /s/Carl E. Meyer

            Carl E. Meyer

Title:     President and Chief Operating Officer

Date:       11/22/99

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By:      /s/Stephen B. Bram

            Stephen B. Bram

Title:    Senior Vice President, Central Operations

Date:        11/22/99

LIPA

By:      /s/Richard M. Kessel

            Richard M. Kessel

Title:   Chairman

Date:        11/22/99

NEW YORK STATE ELECTRIC & GAS CORPORATION

By:      /s/Denis E. Wickham

            Denis E. Wickham

Title:   Senior Vice President, Energy Operating Services

Date:        11/22/99

NIAGARA MOHAWK POWER CORPORATION

By:      /s/Clement E. Nadeau

            Clement E. Nadeau

Title:   Vice President, Electric Delivery

Date:        11/22/99

ORANGE AND ROCKLAND UTILITIES, INC.

By:      /s/Kevin Burke

            Kevin Burke

Title:   President and Chief Executive Officer

Date:        11/22/99

ROCHESTER GAS AND ELECTRIC CORPORATION

By:      /s/Clifton B. Olson

            Clifton B. Olson

Title:   Vice President, Energy Supply

Date:        11/29/99

NEW YORK POWER AUTHORITY

By:      /s/Clarence D. Rappleyea

            Clarence D. Rappleyea

Title:   Chairman and Chief Executive Officer

Date:       12/1/99

DC164161